                                 EXHIBIT 4.4(d)

Revolving Credit Agreement dated as of June 1, 1996 among Hudson General Corporation and The First National Bank of Boston, European American Bank, The Chase Manhattan Bank, N.A. and The First National Bank of Boston, as agent.

                           REVOLVING CREDIT AGREEMENT

                                      AMONG

                           HUDSON GENERAL CORPORATION

                                       AND

                        THE FIRST NATIONAL BANK OF BOSTON
                             EUROPEAN AMERICAN BANK
                         THE CHASE MANHATTAN BANK, N.A.

                       THE FIRST NATIONAL BANK OF BOSTON,
                                    AS AGENT

                            DATED AS OF JUNE 1, 1996

                           HUDSON GENERAL CORPORATION

                           REVOLVING CREDIT AGREEMENT

                                TABLE OF CONTENTS

                                                                       Page
                                                                       ----
1.    THE REVOLVING CREDIT FACILITY; LETTERS OF CREDIT..............     1

      1.1.   Commitment to Lend.....................................     1
      1.2.   Notes to Evidence Revolving Credit Loans...............     1
      1.3.   Election of Form of Revolving Credit Loan..............     2
      1.4.   Aggregate Loan Limit...................................     2
      1.5.   Repayment of Revolving Credit Loans....................     3
      1.6.   Revolving Credit Loans Commitment Fee..................     4
      1.7.   Letters of Credit......................................     4
      1.8.   Drawings   ............................................     5
      1.9.   Letter of Credit Loan Obligations Absolute.............     5
      1.10.  Banks' Obligations in Respect of Letters of Credit.....     6
      1.11.  Letter of Credit Fee...................................     6

2.    CERTAIN GENERAL PROVISIONS....................................     7

      2.1.   Agent's Fee............................................     7
      2.2.   Facility Fee...........................................     7
      2.3.   Interest   ............................................     7
      2.4.   Place and Mode of Payments.............................     7
      2.5.   Inability of Agent to Determine LIBO Rates; Illegality.     8
      2.6.   Indemnification for Losses.............................     8
      2.7.   Payments to be Free of Deductions......................     9
      2.8.   Change in Circumstances; Additional Costs..............    10
      2.9.   Additional Amounts Payable on Account of Credit
             Facilities.............................................    11
      2.10.  Certificates...........................................    12
      2.11.  Delinquent Banks.......................................    12

3.    REPRESENTATIONS AND WARRANTIES................................    12

      3.1.   Organization and Qualification; Authority..............    12
      3.2.   Valid Obligation.......................................    13
      3.3.   Governmental Approvals.................................    13
      3.4    Title to Properties; Absence of Liens..................    14
      3.5.   Financial Statements...................................    14
      3.6.   Changes    ............................................    14
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                                       ii


      3.7.   Taxes      ............................................    14
      3.8.   Litigation ............................................    15
      3.9.   Use of Proceeds; Regulations U and X...................    15
      3.10.  Offering by the Company................................    15
      3.11.  No Default or Violation of Law.........................    15
      3.12.  No Default ............................................    16
      3.13.  Franchises, Patents, Copyrights........................    16
      3.14.  No Materially Adverse Contracts........................    16
      3.15.  Holding Company and Investment Company Acts............    16
      3.16.  Certain Transactions...................................    16
      3.17.  Employee Benefit Plans.................................    17
      3.18.  Environmental Compliance...............................    17
      3.19.  Insurance  ............................................    19
      3.20.  Loans as Senior Indebtedness...........................    19
      3.21.  Perfection of Security Interest........................    19
      3.22.  Hudson General LLC Representations and Warranties......    19

4A.   EFFECTIVE DATE; CONDITIONS TO EFFECTIVENESS...................    20

      4A.1.  Loan Documents.........................................    20
      4A.2.  Representations and Warranties True....................    20
      4A.3.  Corporate Standing and Action..........................    20
      4A.4.  Opinion of HGC's Counsel...............................    20
      4A.5.  Payment of Fees........................................    21
      4A.6.  Validity of Liens......................................    21
      4A.7.  Perfection Certificates and UCC Search Results.........    21
      4A.8.  Hudson General LLC Credit Agreement....................    21

4B.   CONDITIONS OF LOANS AND LETTERS OF CREDIT.....................    21

      4B.1    Notice    ............................................    21
      4B.2.   Representations and Warranties True...................    22
      4B.3.   No Adverse Change.....................................    22
      4B.4.   Legality  ............................................    22

5.    COVENANTS         ............................................    22

      5.1.   Punctual Payment.......................................    22
      5.2.   Financial Statements and Other Written Materials.......    22
      5.3.   Inspection ............................................    24
      5.4.   Conduct of Business....................................    24
      5.5.   Maintenance and Insurance..............................    24
      5.6.   Taxes      ............................................    25
      5.7.   Ratio of Consolidated Liabilities to
               Consolidated Tangible Net Worth......................    25
      5.8.   Consolidated Tangible Net Worth........................    25
      5.9.   Minimum Liquidity......................................    25
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                                      iii


      5.10. Limitation on Borrowing.................................    25
      5.11. Restriction on Liens....................................    26
      5.12. Limitation on Lease Commitments.........................    27
      5.13. Investments and Contingent Liabilities..................    28
      5.14. Merger and Sale of Assets...............................    29
      5.15. Limitation on Dividends.................................    30
      5.16. Subordinated Debt.......................................    31
      5.17. Notices     ............................................    31
      5.18. Existence; Maintenance of Properties....................    32
      5.19. Compliance with Laws, Contracts, Licenses,
               and Permits..........................................    32
      5.20. Employee Benefit Plans..................................    33
      5.21. Cash Investment in the Kohala Joint
               Venture  ............................................    33
      5.22. Use of Proceeds.........................................    33
      5.23. Collateral Security.....................................    34
      5.24. Limited Liability Agreement.............................    34
      5.25. Further Assurances......................................    34

6.    DEFAULTS          ............................................    34

7.    AGENT'S RELATIONSHIP WITH BANKS; AGENT'S DUTIES...............    37

8.    SETOFF            ............................................    39

9.    INDEMNIFICATION   ............................................    39

10.   SECURITY AND GUARANTIES.......................................    40

11.   MISCELLANEOUS     ............................................    41

      11.1.   Notices   ............................................    41
      11.2.   Copies of Certificates, Etc...........................    41
      11.3.   No Waivers............................................    42
      11.4.   Massachusetts Law.....................................    42
      11.5.   Expenses; Taxes.......................................    42
      11.6.   Confidentiality of Information........................    42
      11.7.   Changes, Waivers......................................    42
      11.8.   Binding Effect of Agreement...........................    43
      11.9.   Counterparts..........................................    43
      11.10.  Entire Agreement......................................    43
      11.11.  Assignments or Participations by Banks or Affiliates..    43
      11.12.  Term of Agreement.....................................    44
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                                       iv


Exhibits:

      Exhibit A - Definitions
      Exhibit B - Form of Revolving Credit Note
      Exhibit C - Form of Pledge Agreement
      Exhibit D - Form of Opinion

Schedules:

      Schedule 3.1  - Subsidiaries
      Schedule 3.8  - Litigation
      Schedule 3.18(b) - Environmental Notices
      Schedule 3.18(c) - Underground Tanks
      Schedule 3.19 - Insurance
      Schedule 5.10 - Indebtedness
      Schedule 5.11 - Liens
      Schedule 5.13 - Investments

                           HUDSON GENERAL CORPORATION

                           REVOLVING CREDIT AGREEMENT

      This REVOLVING CREDIT AGREEMENT (the "Agreement") dated as of June 1, 1996, among Hudson General Corporation ("HGC"), a Delaware corporation having its principal place of business at 111 Great Neck Road, Great Neck, New York 11022, The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts 02110, in its individual capacity ("FNB"), European American Bank, 1 EAB Plaza, Uniondale, New York 11555 ("EAB"), The Chase Manhattan Bank, N.A., 135 Pinelawn Street, Melville, New York 11747 ("Chase") and such other banks as may become parties hereto from time to time in accordance with the provisions hereof (each singly, a "Bank" and collectively, the "Banks"), and The First National Bank of Boston as agent for the Banks (the "Agent"). Capitalized terms used in this Agreement shall have the meanings set forth in Exhibit A attached hereto or in the sections of this Agreement referred to in Exhibit A. All accounting terms shall, unless otherwise specified, be given the meanings ascribed to them by generally accepted accounting principles.

      Section 1.  THE REVOLVING CREDIT FACILITY; LETTERS OF CREDIT.

      Section 1.1. Commitment to Lend. Subject to the terms and conditions of this Agreement, including, without limitation, the conditions precedent set forth in Paragraph 4B hereof, and upon prior notice given to the Agent by HGC, as provided in Paragraph 1.3, each Bank severally agrees from time to time to make loans to HGC (individually, a "Revolving Credit Loan" and collectively, the "Revolving Credit Loans") in an aggregate principal amount requested by HGC from time to time between the Effective Date and the Revolving Credit Loan Maturity Date, up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment Percentage of the Aggregate Loan Limit, provided that the sum of the aggregate outstanding and unpaid principal amount of all Revolving Credit Loans (after giving effect to all amounts requested) plus the aggregate Maximum Drawing Amount of all outstanding Letters of Credit shall at no time exceed the Aggregate Loan Limit. Promptly upon receipt of a request for Revolving Credit Loans by HGC, the Agent will notify the Banks thereof, and each Bank will make the proceeds of its Revolving Credit Loan available in United States dollars in immediately available funds on the requested date at the head office of the Agent, 100 Federal Street, Boston, Massachusetts 02110. The Revolving Credit Loans shall be made pro rata in accordance with each Bank's Commitment Percentage. The Banks' obligations hereunder shall be several and not joint, and except as otherwise specifically provided in this Agreement, no Bank's obligation to lend shall be affected by any other Bank's failure to make any Revolving Credit Loan.

      Section 1.2. Notes to Evidence Revolving Credit Loans. The Revolving Credit Loans will be evidenced by separate promissory notes of HGC in the form of Exhibit B attached hereto (each a "Revolving Credit Note") appropriately completed, executed and delivered by HGC to the Banks on the Effective Date. Prior to any transfer of a

Revolving Credit Note, each Bank shall record thereon any appropriate notations evidencing each Revolving Credit Loan and payment of principal made thereunder. The outstanding amount of the Revolving Credit Loans recorded on each Bank's Revolving Credit Note shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount shall not limit or otherwise affect the obligations of HGC hereunder or under any Revolving Credit Note to make payments of principal or interest on any Revolving Credit Note when due.

      Section 1.3. Election of Form of Revolving Credit Loan. (a) As long as no Default has occurred and is continuing and no condition which would, with either or both the giving of notice or the lapse of time, result in a Default has occurred and is continuing, the Banks agree from time to time between the Effective Date and the Revolving Credit Loan Maturity Date to make Revolving Credit Loans as either Base Rate Loans or LIBO Rate Loans, to permit conversion of Revolving Credit Loans that are Base Rate Loans or LIBO Rate Loans to Revolving Credit Loans of the other Type subject where applicable to Paragraph
2.6 hereof or to continue a Revolving Credit Loan as a LIBO Rate Loan for the same Interest Period or a different Interest Period, provided that no Interest Period shall extend beyond the Revolving Credit Loan Maturity Date. Each Base Rate Loan made on any single occasion shall be in the minimum aggregate principal amount of $100,000 or an integral multiple thereof. Each LIBO Rate Loan, or a conversion thereto or a continuation thereof, made on any single occasion shall be in the minimum aggregate principal amount of $1,000,000 or if higher, in integral multiples of $250,000.

      (b) Each Revolving Credit Loan shall be made, each conversion of a Revolving Credit Loan from one Type to another Type and each continuation of a Revolving Credit Loan as a LIBO Rate Loan for the same Interest Period or a different Interest Period shall occur, upon notice (confirmed in writing, if oral) given to the Agent by HGC no later than:

            (i) if a Base Rate Loan, the same Business Day prior to 10:00 a.m. (Boston time); or

            (ii) if a LIBO Rate Loan, 11:00 a.m. (Boston time), three Business Days prior to commencement of the applicable Interest Period.

In its notice, HGC shall specify the amount of such Revolving Credit Loan and, if a LIBO Rate Loan, the applicable Interest Period. Each notice with regard to borrowing or a conversion to or a continuation of a LIBO Rate Loan shall be irrevocable and binding upon HGC. Any LIBO Rate Loan shall automatically convert to a Base Rate Loan at the end of the applicable Interest Period unless HGC in accordance with the procedures set forth in this Paragraph 1.3 shall give the requisite notice to continue such LIBO Rate Loan for the same or a different Interest Period.

      Section 1.4. Aggregate Loan Limit. (a) The "Aggregate Loan Limit" shall initially be $6,000,000 and shall be irrevocably reduced (i) by such amounts by which HGC may from time to time, upon three Business Days' prior written notice to the Banks, elect to reduce the same (in integral multiples of $100,000 or in the full remaining amount of the Aggregate Loan Limit), (ii) from time to time in accordance with the parenthetical of Paragraph 5.11(f)(ii) hereof and (iii) from time to time in accordance with Paragraph 5.14(a)(iv) hereof. On the effective date of any reduction, there shall become due and payable and HGC will pay or cause to be paid the amount, if any, by which the sum of the aggregate outstanding and unpaid principal amount of all Revolving Credit Loans plus the aggregate Maximum Drawing Amount of all outstanding Letters of Credit, exceeds the reduced Aggregate Loan Limit on the effective date of such reduction. Each repayment of Revolving Credit Loans shall be made ratably among the Banks in accordance with their Commitment Percentages and each reduction in the Aggregate Loan Limit shall be made ratably among the Banks in accordance with their Commitment Percentages.

            (b) Upon the written request by HGC to the Banks received by the Banks no later than 90 days prior to the Revolving Credit Loan Maturity Date and the written consent of all of the Banks (such consent to be given at the sole discretion of each Bank), the Initial Revolving Period may be extended for successive annual periods and the Revolving Credit Loan Maturity Date shall be reset accordingly. In the event that any revolving period is extended, HGC shall
(A) (i) execute and deliver to each of the Banks restated Revolving Credit Notes reflecting the extended Revolving Credit Loan Maturity Date and each of the Banks shall return to HGC the existing Revolving Credit Notes, or (ii) execute and deliver to each of the Banks a letter authorizing such Bank to change the Revolving Credit Loan Maturity Date set forth in such Bank's existing Revolving Credit Note to the extended Revolving Credit Loan Maturity Date and (B) provide each Bank with such evidence of existence and due authorization of such extended period of borrowing, including an opinion of counsel to HGC as to the due execution, delivery, validity and binding effect of such Revolving Credit Note as restated or extended, as such Bank reasonably may request. In no event shall any revolving period be extended unless at the time of such extension each of the conditions precedent to the making of a Revolving Credit Loan set forth in Paragraph 4B of this Agreement has been satisfied.

      Section 1.5. Repayment of Revolving Credit Loans. The sum of the aggregate outstanding and unpaid principal amounts of all Revolving Credit Loans plus the aggregate Maximum Drawing Amounts of all outstanding Letters of Credit shall at no time exceed the Aggregate Loan Limit, and HGC will make or cause to be made such payments on account of principal as are necessary to comply with the foregoing limitation, with accrued interest to the date of prepayment on the principal amount prepaid. Payment in full of all obligations on or with respect to the Revolving Credit Notes shall be due on the Revolving Credit Loan Maturity Date and HGC promises to pay in full on the Revolving Credit Loan Maturity Date all Obligations on or with respect to the Revolving Credit Notes. HGC may at any time upon three Business Days' prior written notice to the Agent make or cause to be made full or partial prepayment of the Revolving Credit Loans in an integral multiple of $100,000, with accrued interest to the date of such prepayment on the principal amount prepaid, for pro-rata application to the Revolving Credit Loans outstanding under the Revolving Credit Notes, with adjustments to the extent practicable to equalize any prior prepayment not exactly in proportion, without premium or penalty, provided that
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                                      -4-


LIBO Rate Loans may be prepaid only on the last day of the Interest Period applicable thereto (or otherwise with the consequences set forth in Paragraph 2.6). Subject to the terms and conditions of this Agreement, HGC may reborrow any amount so prepaid.

      Section 1.6. Revolving Credit Loans Commitment Fee. HGC agrees to pay to the Agent, for the account of the Banks in accordance with their respective Commitment Percentages, quarterly in arrears on the last day of each calendar quarter commencing June 30, 1996, a commitment fee, computed from the Effective Date at the rate of 1/2 of 1% per annum on the aggregate daily unused portion of the Aggregate Loan Limit.

      Section 1.7. Letters of Credit. Subject to the terms and conditions set forth in this Agreement, upon written request of HGC to the Letter of Credit Bank in accordance with this Paragraph 1.7, the Letter of Credit Bank shall issue, with pro rata participation by all of the Banks, at any time between the Effective Date and the Revolving Credit Loan Maturity Date and subject to the satisfaction of the conditions precedent set forth in Paragraph 4B hereof, Letters of Credit in such form as HGC and the Letter of Credit Bank may agree for the account of HGC, provided that at no time shall the aggregate Maximum Drawing Amounts of all outstanding Letters of Credit exceed $2,000,000, and provided further that at no time shall the sum of the aggregate outstanding and unpaid principal balance of all outstanding Revolving Credit Loans plus the aggregate Maximum Drawing Amounts of all outstanding Letters of Credit exceed the Aggregate Loan Limit. Letters of Credit shall be issued only for the following purposes: (i) to support HGC's insurance policies, and (ii) for HGC's business purposes in the ordinary course of HGC's business. Each request for issuance of a Letter of Credit shall be in writing and shall be received by the Letter of Credit Bank at least three Business Days prior to the proposed date of issuance. The expiry dates, amounts and beneficiaries of the Letters of Credit will be as designated by HGC and reasonably approved by the Letter of Credit Bank. The Letter of Credit Bank promptly shall notify the Banks of the amounts of all Letters of Credit issued hereunder and of any extension, reduction or termination thereof, and the Letter of Credit Bank shall send the Banks copies of all Letters of Credit issued hereunder as soon as reasonably practicable after the issuance thereof. HGC may request, and the Letter of Credit Bank, upon terms and conditions approved by HGC, shall issue, with pro rata participation by all of the Banks, substitute Letters of Credit for the Letters of Credit to reflect reductions in the amount of HGC's obligations supported by such Letters of Credit. Each Letter of Credit issued by the Letter of Credit Bank hereunder shall identify: (i) the dates of issuance and expiry of such Letter of Credit,
(ii) the amount of such Letter of Credit (which shall be a sum certain), (iii) the beneficiary and account party of such Letter of Credit, and (iv) the drafts and other documents necessary to be presented to the Letter of Credit Bank upon drawing thereunder. No Letter of Credit issued hereunder shall expire after the first anniversary of its date of issuance (provided that, at HGC's request, Letters of Credit may contain provisions for extension or renewal, which such extension or renewal shall be at the Banks' option, for additional terms not in excess of one year), and in no event shall any Letter of Credit issued hereunder expire after the Revolving Credit Loan Maturity Date. HGC agrees to execute and deliver to the Letter of Credit Bank such further documents and instruments in connection with any Letter of Credit issued hereunder as the Letter of Credit Bank in accordance with its customary practices may request.

      Section 1.8. Drawings. HGC hereby absolutely and unconditionally promises to pay the Letter of Credit Bank as soon as possible but in any event within one Business Day after any drawing under a Letter of Credit, in immediately available funds, the amount of such drawing under such Letter of Credit, plus interest thereon from the date of such drawing until repaid in full at an annual rate equal to the Base Rate in effect from time to time. If HGC so requests in accordance with Paragraph 4B.1 and if each of the conditions precedent to the making of a Revolving Credit Loan set forth in Paragraph 4B of this Agreement has been satisfied on the Business Day following a drawing under a Letter of Credit, the amount of such drawing, plus interest thereon, for which the Letter of Credit Bank has not been reimbursed by HGC shall become a Revolving Credit Loan made by the Banks to HGC on such day as provided in Paragraph 1.1 hereof bearing interest at an annual rate equal to the Base Rate in effect from time to time. The Letter of Credit Bank shall give written notice (which written notice shall be by facsimile transmission or telex) to HGC and the Banks of the occurrence and amount of each drawing under a Letter of Credit promptly upon the occurrence thereof. Each Bank agrees that on the second Business Day after any such drawing, such Bank will immediately make available to the Letter of Credit Bank at its head office in Boston, Massachusetts, in Federal or other immediately available funds, its ratable share of any such drawing, plus any interest which shall have accrued thereon, provided that each Bank's obligation shall be reduced by its pro rata share of any reimbursement by HGC in respect of such drawing pursuant to this Paragraph 1.8. Paragraph 1.9 hereof shall govern HGC's obligations with respect to drawings under Letters of Credit.

      Section 1.9. Letter of Credit Loan Obligations Absolute. (a) The obligation of HGC to reimburse the Letter of Credit Bank as provided hereunder in respect of drawings under Letters of Credit shall rank pari passu with the obligation of HGC to repay the Revolving Credit Loans hereunder, and shall be absolute and unconditional under any and all circumstances and shall be secured pro rata with the other Obligations pursuant to the Security Documents. Without limiting the generality of the foregoing, HGC's obligation to reimburse the Letter of Credit Bank in respect of drawings under Letters of Credit shall not be subject to any defense based on the non-application or misapplication by the beneficiary of the proceeds of any such payment or the legality, validity, regularity or enforceability of the Letters of Credit or any related document or any dispute between or among HGC, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred. The Letter of Credit Bank may accept or pay any draft presented to it under any Letter of Credit regardless of when drawn or made and whether or not negotiated, if such draft, accompanying certificate or documents and any transmittal advice are presented or negotiated on or before the expiry date of the Letter of Credit, or any renewal or extension thereof then in effect. Furthermore, neither the Letter of Credit Bank nor any of its correspondents shall be responsible, as to any document presented under a Letter of Credit which appears to be regular on its face, and appears on its face to conform to the terms of the Letter of Credit, for the validity or sufficiency of any signature or endorsement, for delay in giving any notice or failure of any instrument to bear adequate reference to the Letter of Credit, or for failure of any person to note the amount of any draft on the reverse of the Letter of Credit.

            (b) Any action, inaction or omission on the part of the Letter of Credit Bank or any of its correspondents under or in connection with any Letter of Credit or the related instruments, documents or property, if in good faith and in conformity with such laws, regulations or customs as are applicable, shall be binding upon HGC and shall not place the Letter of Credit Bank or any of its correspondents under any liability to HGC, in the absence of (i) gross negligence or willful misconduct by the Letter of Credit Bank or its correspondents or (ii) the failure by the Letter of Credit Bank to pay under a Letter of Credit after presentation of a draft and documents strictly complying with such Letter of Credit. The Letter of Credit Bank's rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract. All Letters of Credit issued hereunder will, except to the extent otherwise expressly provided hereunder, be governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500, and any subsequent revisions thereof.

      Section 1.10. Banks' Obligations in Respect of Letters of Credit. Each Bank acknowledges that each Letter of Credit issued by the Letter of Credit Bank pursuant to this Agreement is issued by the Letter of Credit Bank on behalf of and with the pro rata participation of all of the Banks, agrees to make the payments required by Paragraph 1.8 hereof and agrees to be responsible for its pro rata share of all liabilities incurred by the Letter of Credit Bank in respect of each Letter of Credit opened or extended by the Letter of Credit Bank hereunder for the account of HGC. Each Bank agrees with the Letter of Credit Bank and the other Banks that its obligation to make the payments required by Paragraph 1.8 hereof shall not be affected in any way by any circumstances (other than the gross negligence or willful misconduct of the Letter of Credit
Bank) occurring before or after the making of any payment by the Letter of Credit Bank pursuant to any Letter of Credit, including, without limitation:

            (a) any modification or amendment of, or any consent, waiver, release or forbearance with respect to, any of the terms of this Agreement or any other instrument or document referred to herein;

            (b)  the existence of any Default; or

            (c) any change of any kind whatsoever in the financial position or creditworthiness of HGC.

      Section 1.11. Letter of Credit Fee. HGC shall pay to the Letter of Credit Bank for its own account a fee in respect of each Letter of Credit issued pursuant to Paragraph 1.7 hereof calculated at the rate of 1/4% per annum on the Maximum Drawing Amount of each such Letter of Credit, payable quarterly in advance during the term of such Letter of Credit, commencing upon the date of issuance thereof. HGC also shall pay to the Letter of Credit Bank for the accounts of the Banks (including FNB) in accordance with their Commitment Percentages a fee in respect of each such Letter of Credit calculated at the rate of 1-3/8% per annum on the Maximum Drawing Amount thereof, payable quarterly in advance during the term of such Letter of Credit, commencing upon the date of issuance thereof (the foregoing fees are referred to collectively as the "Letter of Credit Fee"). In addition (but without duplication), HGC shall pay to the Letter of Credit Bank for its own account its standard processing, negotiating, amendment and administrative fees, as determined in accordance with the Letter of Credit Bank's customary fees and charges for similar facilities.

      Section 2.   CERTAIN GENERAL PROVISIONS.

      Section 2.1. Agent's Fee. HGC shall pay to the Agent annually in advance, for the Agent's own account, an Agent's fee in the amount of $7,500 on the Effective Date and an Agent's fee of $5,000 on each anniversary of the Effective Date during the term of this Agreement.

      Section 2.2. Facility Fee. HGC agrees to pay to the Agent for the pro rata accounts of the Banks on the Effective Date a facility fee in the amount of $18,750.

      Section 2.3. Interest. Except as otherwise provided in the last sentence of this Paragraph 2.3, the Revolving Credit Notes shall bear interest on the unpaid principal amount thereof not then due and payable, computed as follows:

            (a) for Base Rate Loans, at a rate per annum equal to the Base Rate as in effect from time to time; and

            (b) with respect to LIBO Rate Loans, at a rate per annum equal to 1-3/8% above the LIBO Rate determined for the applicable Interest Period;

provided that notwithstanding anything to the contrary contained in this Agreement or in the Revolving Credit Notes, the Banks shall not charge nor shall HGC be required to pay interest in an amount in excess of that permitted by applicable law. All payments of interest on Base Rate Loans shall be made quarterly in arrears on the last day of each calendar quarter commencing June 30, 1996, and on the date when any Base Rate Loan is paid in full. Interest on each LIBO Rate Loan shall be payable (i) on the last day of each Interest Period relating thereto, and (ii) if any Interest Period is longer than three months, also on the last day of each three-month period following the commencement of such Interest Period. Any change in the Base Rate shall result in an immediate corresponding change in the rate of interest payable on Base Rate Loans. The Agent shall promptly notify HGC of any change in the Base Rate. Overdue principal of and, to the extent permitted by law, overdue interest on each Revolving Credit Note shall bear interest at a rate which is two percentage points (2%) per annum above the Base Rate in effect from time to time, compounded monthly whether before or after judgment. All computations of interest and commitment fees shall be made on the basis of the actual number of days elapsed divided by 360.

      Section 2.4. Place and Mode of Payments. All payments due hereunder shall be made, in immediately available funds in United States dollars, by HGC to the Agent at its head office at 100 Federal Street, Boston, Massachusetts 02110. Promptly upon receipt by the Agent of any payment, it shall wire, in immediately available funds, to each Bank its applicable share (taking into account the provisions of Paragraph 2.11 hereof) of such payment. Whenever a payment becomes due on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and interest and commitment fees shall accrue during such extension. HGC hereby requests and authorizes the Agent to charge HGC's deposit account with the Agent for all interest on the Revolving Credit Loans and all fees payable hereunder on the dates when any such amounts are due.

      Section 2.5. Inability of Agent to Determine LIBO Rates; Illegality. (a) If the Agent shall in good faith determine that it is unable to ascertain the LIBO Rate prior to any Interest Period, the Agent shall promptly notify HGC of such determination (which shall be conclusive and binding on HGC and the Banks). In such event (i) any loan request with respect to a LIBO Rate Loan to which such Interest Period would otherwise relate shall be deemed to be a request for a Base Rate Loan (unless HGC withdraws its request therefor), (ii) each LIBO Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Banks to make LIBO Rate Loans or convert Base Rate Loans to LIBO Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify HGC and the Banks. Such determination shall be made by the Agent on the day preceding the first day of the applicable Interest Period.

            (b) Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain LIBO Rate Loans, such Bank shall forthwith give notice of such circumstances to HGC and the other Banks and thereupon (i) the obligation of such Bank to make LIBO Rate Loans or convert Base Rate Loans to LIBO Rate Loans shall forthwith be suspended and such Bank shall have no obligation to make LIBO Rate Loans for purposes of Paragraph 2.11 hereof but shall make Base Rate Loans in like amount (HGC hereby agreeing to accept such Base Rate Loans), and (ii) such LIBO Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of the then current Interest Period applicable to such LIBO Rate Loans or within such earlier period as may be required by law. HGC hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this Paragraph 2.5, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its LIBO Rate Loans hereunder.

      Section 2.6. Indemnification for Losses. Without prejudice to any of the other provisions of this Agreement, HGC will, on demand by any Bank, at any time and from time to time and as often as the occasion therefor may arise, indemnify such Bank against any losses, costs or expenses which such Bank may at any time and from time to time sustain or incur as a consequence of:

            (a) the failure by HGC to borrow any LIBO Rate Loan, convert any Base Rate Loan to a LIBO Rate Loan or continue any LIBO Rate Loan on the date of borrowing, conversion or continuation designated by HGC; or

            (b) the failure by HGC to pay, punctually on the due date thereof, any amount payable by HGC with respect to or on account of any LIBO Rate Loan; or

            (c) repayment or conversion by HGC of all or any portion of any LIBO Rate Loan prior to the last day of the applicable Interest Period, whether due to acceleration of the maturity of the Revolving Credit Loans or due to any other reason;

such losses, costs or expenses to include, without limitation:

                  (i) any costs incurred by such Bank in carrying funds which were to have been borrowed by HGC (net of any interest or other amounts received in any redeployment of such funds) or in carrying funds to cover the amount of any overdue principal of or overdue interest on any of the LIBO Rate Loans;

                  (ii) any interest payable by such Bank to lenders of the funds borrowed by such Bank in order to carry the funds referred to in the immediately preceding subclause (i) (net of any interest or other amounts received in any redeployment of such funds); and

                  (iii) any losses (excluding losses of anticipated profit)
            incurred by such Bank in liquidating or reemploying funds acquired from third parties to effect or maintain all or any part of any LIBO Rate Loan.

      Section 2.7. Payments to be Free of Deductions. (a) All payments by HGC hereunder shall be made without setoff or counterclaim, and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein (excluding in the case of the Agent and each Bank, net income and profit and franchise taxes imposed on the Agent or such Bank by the jurisdiction under the laws of which the Agent or such Bank is organized or any subdivision or taxing authority thereof or therein or by the United States of America or any taxing authority thereof), unless HGC is compelled by law to make such deduction or withholding. If any such obligation is imposed upon HGC with respect to any amount payable by it hereunder, it will pay to the Banks on the date on which such amount becomes due and payable hereunder, such additional amount as shall be necessary to enable the Banks to receive the same net amount which they would have received on such due date had no such obligation been imposed upon HGC. If HGC shall be required by law to make such deduction or withholding, it will deliver to the Banks tax receipts or other appropriate evidence of payment.

            (b) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the Effective Date, and from time to time thereafter if requested in writing by HGC, shall provide HGC with two original Internal Revenue Service forms 1001, 4224 or W-8 as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Bank is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement. If a Bank provides a form W-8 (or any successor or related form) to the Agent and HGC pursuant to this Paragraph 2.7, such Bank shall also provide a certificate stating that such Bank is not a "bank" within the meaning of Section 881(c) (3) (A) of the Internal Revenue Code of 1986 and shall promptly notify the Agent and HGC if such Bank determines that it is no longer able to provide such certification. Upon the reasonable request of HGC or the Agent, each Bank that has not provided the forms or other documents, as provided above, on the basis of being a United States person shall submit to HGC and the Agent a certificate to the effect that it is such a "United States person" (as defined in Section 7701 (a) (30) of the Internal Revenue Code).

            (c) For any period with respect to which a Bank has failed to provide HGC with the appropriate form described in Paragraph 2.7(b) (other than if such failure is due to a change in law occurring subsequent to the date on which such Bank became a party hereunder), such Bank shall not be entitled to indemnification under this Agreement with respect to taxes imposed by the United States.

      Section 2.8. Change in Circumstances; Additional Costs. Anything herein to the contrary notwithstanding, if any present or future applicable law (which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof, and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority, whether or not having the force of law) shall:

            (a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, any Letters of Credit, such Bank's Commitment or the Revolving Credit Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or

            (b) materially change the basis of taxation of (except for changes in taxes on income or profits) payments to any Bank or the Agent of the principal of or the interest on any Revolving Credit Loans or any other amounts payable to any Bank or the Agent hereunder with respect to the Revolving Credit Loans, or

            (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements, whether or not having the force of law, against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of a class of banks including an office of any Bank, or

            (d) impose on a class of banks including any Bank or the Agent any other conditions or requirements with respect to this Agreement, any Revolving Credit Note, any Letters of Credit, the Revolving Credit Loans, such Bank's Commitment, or any class of loans, letters of credit or commitments of which the Revolving Credit Loans, the Letters of Credit or such Bank's Commitment forms a part;

and the result of any of the foregoing is:

                  (i) to increase the cost to any Bank or the Agent of making, funding, issuing, renewing, extending or maintaining any of the Revolving Credit Loans or such Bank's Commitment or any Letter of Credit, or

                  (ii) to reduce the amount of principal, interest or other
            amount payable to any Bank or the Agent hereunder, on account of such Bank's Commitment, any Letter of Credit or any of the Revolving Credit Loans, or

                  (iii) to require any Bank or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from HGC hereunder, then, and in each case, HGC will, promptly upon demand made by such Bank or (as the case may be) the Agent, at any time and from time to time and as often as the occasion therefor may arise, pay or cause to be paid to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or other sum.

      Section 2.9. Additional Amounts Payable on Account of Credit Facilities. If any present or future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by any court or by any governmental or other regulatory body or official charged with the administration or interpretation thereof affects the amount of capital required to be maintained by any Bank or the Agent or any corporation controlling such Bank or the Agent and such Bank or the Agent determines that the amount of capital required to be maintained by it is increased by or based upon the existence of such Banks' or the Agent's Commitment with respect to any Revolving Credit Loans or Letters of Credit, in any case, other than any change already reflected in the Reserve Rate then in effect, then such Bank or the Agent shall notify HGC of such fact (the "Notice Date"), and, in the case of a Bank, shall send a copy of such notice to the Agent. HGC and such Bank or (as the case may be) the Agent shall thereafter attempt to negotiate an adjustment to the compensation payable hereunder which will adequately compensate such Bank or (as the case may be) the Agent in light of these circumstances. If HGC and such Bank or (as the case may be) the Agent are unable to agree to such adjustment within thirty days of the day on which HGC receives such notice, then commencing on the 90th day after the Notice Date, the fees and interest payable hereunder shall increase by an amount which will, in such Bank's or (as the case may be) the Agent's reasonable determination, provide adequate compensation.

      Section 2.10. Certificates. A certificate signed by an officer of any Bank or the Agent, setting forth any additional amount required to be paid to such Bank or the Agent under Paragraphs 2.6 through 2.9 hereof, and the computations made by such Bank or the Agent to determine such additional amount, shall be submitted by the Bank or the Agent to HGC (and, with respect to demands made by a Bank, to the Agent) in connection with each such demand, and each such certificate shall, save for manifest error, constitute prima facie evidence of the additional amount due. A claim by any Bank or the Agent for all or any part of any additional amount due may be made promptly before and/or after the end of the Interest Period to which such claim relates or during which such claim has arisen, and before and/or after any repayment to which such claim relates.

      Section 2.11. Delinquent Banks. Notwithstanding anything to the contrary contained in this Agreement, any Bank that fails (i) to make available to the Agent its pro rata share of any Revolving Credit Loan or any drawing under any Letter of Credit or (ii) to comply with the provisions of Paragraph 8 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from HGC, whether on account of outstanding Revolving Credit Loans, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Revolving Credit Loans (it being understood that any such assignment shall not affect the obligation of any Bank, including the Delinquent Bank, to make the percentage of the Revolving Credit Loans or to participate in the issuance of Letters of Credit requested by HGC hereunder equal to such Bank's Commitment Percentage). The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Revolving Credit Loans. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Revolving Credit Loans of the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Revolving Credit Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

      Section 3. REPRESENTATIONS AND WARRANTIES. HGC represents and warrants that:

      Section 3.1. Organization and Qualification; Authority. (a) Each of HGC and its Subsidiaries (i) is a corporation or, in the case of Hudson General LLC or any other limited liability company, a limited liability company, duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, as applicable, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is duly qualified and in good standing as a foreign entity and is duly authorized to do business in each jurisdiction where the nature of its properties or its business requires such qualification except for jurisdictions in which the failure to qualify has no material adverse effect on the business, assets or financial condition of HGC and its Subsidiaries, taken as a whole, or on HGC's ability to perform its obligations under the Loan Documents.

            (b) The execution, delivery and performance by HGC of this Agreement and the other Loan Documents and the borrowings hereunder and the transactions contemplated under this Agreement and the other Loan Documents (i) are within the corporate authority of HGC, (ii) have been duly authorized by all necessary corporate proceedings, (iii) will not contravene any provision of HGC's charter documents or bylaws, or contravene any provision of, or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of the property of HGC (other than the Liens created under the Security Documents) under, any other agreement, instrument or undertaking binding upon HGC or any property of HGC, and (iv) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which HGC is subject or any judgment, order, writ, injunction, license or permit applicable to HGC.

            (c) Schedule 3.1 attached hereto is a complete and correct list of all the presently existing Subsidiaries of HGC and the percentage of the capital stock thereof owned by HGC or a Subsidiary of HGC, as such schedule may be supplemented from time to time by written notice from HGC to the Banks. Except for the Joint Ventures, none of HGC nor any Restricted Subsidiary of HGC is engaged in any joint venture or partnership with any other entity.

      Section 3.2. Valid Obligation. Each of this Agreement and the other Loan Documents has been duly executed and delivered by HGC, and each of this Agreement and the other Loan Documents constitutes a valid and legally binding obligation of HGC, enforceable against HGC in accordance with its terms, except as the enforcement of remedies may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights.

      Section 3.3. Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the transactions contemplated hereby and thereby do not require, except as set forth in clauses (a) and (b) of Section 12 of the Pledge Agreement and clauses (a) through (d) of Section 18 of the Security Agreement and except for the consents to the assignment of permits and licenses assigned to Hudson General LLC in connection with the Contribution which, if not obtained on or before the Effective Date, will not have a material adverse effect on HGC and its Subsidiaries, taken as a whole, any approval or consent of, or filing by HGC with, any governmental or other agency or authority or any other party, or the giving of notice to any governmental or other agency or authority or any other party, or the recording or the delivery to other persons of an environmental disclosure document or statement.

      Section 3.4. Title to Properties; Absence of Liens. Except for liens permitted by Paragraph 5.11 hereof, each of HGC and its Restricted Subsidiaries has good and merchantable title to all of its properties, assets and rights of every name and nature now purported to be owned by it, free from all defects, liens, charges and encumbrances whatsoever.

      Section 3.5. Financial Statements. (a) HGC has previously furnished to the Banks (i) a consolidated balance sheet and income statement of HGC and its Subsidiaries as at June 30, 1995, and related statements of income and cash flows for the fiscal year then ended, certified by HGC's independent public accountants and (ii) an unaudited consolidated balance sheet and income statement of HGC and its Subsidiaries as at March 31, 1996, and related unaudited statements of income and cash flows for the fiscal period then ended. Each of the foregoing were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified and fairly present (subject, in the case of the unaudited financial statements, to normal, recurring adjustments) the financial position of HGC and its Subsidiaries as of the dates thereof and the results of the operations and cash flows of HGC and its Subsidiaries for the fiscal periods then ended. There were no contingent liabilities of HGC and its Subsidiaries as of such dates involving material amounts, known to the officers of HGC which were not disclosed in such balance sheets and the notes related thereto.

            (b) HGC has also previously furnished to the Banks unaudited pro forma consolidated financial statements of HGC and its Subsidiaries for the fiscal year ended June 30, 1995, and at December 31, 1995, and for the six-month period ended on such date. Such financial statements give effect to the Contribution and the other transactions contemplated under the Purchase Agreement, were prepared on the basis described in the notes to them, were prepared in accordance with generally accepted accounting principles and fairly present the pro forma consolidated assets and liabilities of HGC and its Subsidiaries and the consolidated results of operations of HGC and its Subsidiaries, at the dates, and for the periods, to which they relate.

      Section 3.6. Changes. Since June 30, 1995, there have been no changes in the assets, liabilities, financial condition or business of HGC or its Subsidiaries, other than changes in the ordinary course of business and the Contribution, the effect of which has not, in the aggregate, been materially adverse to the business or financial condition of HGC and its Subsidiaries, taken as a whole.

      Section 3.7. Taxes. HGC and each of its Subsidiaries has filed all federal, state and other tax returns required to be filed, and all taxes, assessments and other such governmental charges due from each such entity have been fully paid except for taxes which are being contested in good faith by appropriate proceedings. HGC and each of its Subsidiaries has established on its books reserves adequate for the payment of all federal, state and other income tax liabilities, including those being contested as aforesaid.

      Section 3.8. Litigation. Except as described in Schedule 3.8 attached hereto (as such Schedule may be supplemented by HGC from time to time with the consent of the Majority Banks), there is no litigation pending or, to the knowledge of HGC's officers, threatened against HGC or any Subsidiary of HGC before any court, tribunal or administrative agency or board which is of a substantial amount and which, if adversely determined, might reasonably be expected to materially adversely affect the ability of HGC to perform its obligations hereunder or under any of the other Loan Documents or in respect of the Revolving Credit Loans (after taking into account any applicable insurance coverage).

      Section 3.9. Use of Proceeds; Regulations U and X. The proceeds of the Revolving Credit Loans will be used for general corporate purposes. No portion of any Revolving Credit Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose, whether immediate or ultimate, of purchasing or carrying any "margin security" or "margin stock," as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224 in violation of such regulations. Neither HGC nor any of its Subsidiaries is engaged principally in or has as one of its important activities the business of extending credit for the purposes of purchasing or carrying any such "margin stock".

      Section 3.10. Offering by HGC. Neither HGC nor anyone acting on HGC's behalf has directly or indirectly offered any interest hereunder or in the Revolving Credit Notes or any similar security for sale to, or solicited any offer to buy any thereof from or otherwise negotiated with respect thereto with, anyone other than the Banks and other banks. Each Bank represents to HGC that it will not sell or otherwise dispose of any interest in its Revolving Credit Notes so as to bring the execution and delivery of this Agreement within the provisions of Section 5 of the Securities Act of 1933, as now in effect or as later amended. HGC hereby notifies each of the Banks that (a) the transactions pursuant to which the Revolving Credit Notes will be issued hereunder will not be registered pursuant to the Securities Act of 1933 or pursuant to any state statute or regulations governing the sale of securities generally and unless an exemption from such registration is available, the Revolving Credit Notes must be held indefinitely, and (b) HGC has no intention to so register in the future.

      Section 3.11. No Default or Violation of Law. Neither HGC nor any of its Subsidiaries is in violation of any provision of its charter documents or limited liability company agreement, as the case may be, or by-laws or operating agreement, as the case may be, or in default in any material respect under any contract, agreement or obligation to which it may be subject or by which it or any of its properties may be bound, which default or violation might reasonably be expected to result in a material impairment of the ability of HGC to fulfill its obligations hereunder or under the other Loan Documents or a material impairment of the financial condition or business of HGC and its Subsidiaries, taken as a whole. Neither HGC nor any Subsidiary of HGC is in violation of any law, decree, order, judgment, statute, license, rule or regulation applicable to it or its properties or business operations, which violation might reasonably be expected to have a material adverse effect on the financial condition or business of HGC and its Subsidiaries, taken as a whole.

      Section 3.12. No Default. No Default or event which, with notice or lapse of time or both, would constitute a Default has occurred and is continuing.

      Section 3.13. Franchises, Patents, Copyrights. HGC and each of its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

      Section 3.14. No Materially Adverse Contracts. Neither HGC nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that is expected in the future to have a materially adverse effect on the business, assets or financial condition of HGC and its Subsidiaries, taken as a whole. Neither HGC nor any of its Subsidiaries is a party to any contract or agreement that is expected, in the judgment of HGC's officers, to have any materially adverse effect on the business of HGC and its Subsidiaries, taken as a whole.

      Section 3.15. Holding Company and Investment Company Acts. Neither HGC nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

      Section 3.16. Certain Transactions. Except for arm's length transactions pursuant to which HGC or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than such entity could obtain from third parties and for transactions disclosed in HGC's financial statements or public filings, none of the officers, directors, Shareholders (as defined below), or employees of HGC or any of its Subsidiaries is presently a party to any transaction with HGC or any of its Subsidiaries (other than as Shareholders, or for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, Shareholder, or employee or, to the knowledge of HGC, any corporation, partnership, trust or other entity in which any officer, director, Shareholder, or any such employee has a substantial interest or is an officer, director, trustee or partner. For purposes hereof, the term "Shareholder" shall mean, with respect to HGC and its Subsidiaries other than Hudson General LLC, those shareholders of such entity who have filed with the Securities and Exchange Commission Schedules 13D or 13G pursuant to the Securities Exchange Act of 1934, as amended and, with respect to Hudson General LLC, any Member of Hudson General LLC (as defined in such entity's Limited Liability Company Agreement) and those shareholders of any Member of Hudson General LLC who have filed with the Securities and Exchange Commission Schedules 13D or 13G with respect to the securities of such Member of Hudson General LLC pursuant to the Securities Exchange Act of 1934, as amended.

      Section 3.17.  Employee Benefit Plans.

            (a) In General. Each Employee Benefit Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions.

            (b) Terminability of Welfare Plans. Under each Employee Benefit Plan which is an employee welfare benefit plan within the meaning of Section 3(1) or
Section 3(2)(B) of ERISA, no benefits are due unless the event giving rise to the benefit entitlement occurs prior to plan termination (except as required by Title I, Part 6 of ERISA). HGC or an ERISA Affiliate, as appropriate, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of HGC or such ERISA Affiliate without liability to any Person.

            (c) Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of Section 302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan. Except for any ERISA Reportable Event arising in connection with the Hudson General Corporation Pension Plan terminated as of June 30, 1992, no liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by HGC or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of Section 4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities, by more than $1,000,000.

            (d) Multiemployer Plans. Neither HGC nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. Neither HGC nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under
Section 4041A of ERISA.

      Section 3.18. Environmental Compliance. (a) None of HGC, its Subsidiaries or any operator of the Real Estate is in material violation, or alleged material violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund

Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any federal, state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation could reasonably be expected to have a material adverse effect on the business, assets or financial condition of HGC and its Subsidiaries, taken as a whole, other than those violations which have been concluded prior to the date hereof.

            (b) Except as set forth on Schedule 3.18(b) attached hereto (as such Schedule may be supplemented by HGC from time to time with the consent of the Majority Banks), neither HGC nor any of its Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority: (i) that any one of them has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste, as defined by 42 U.S.C. Section 9601(5), any hazardous substances as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or Disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that HGC or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the Release of Hazardous Substances which might reasonably be expected to have a material adverse effect on the assets, business or financial condition of HGC and its Subsidiaries, taken as a whole.

            (c) Each of HGC and its Subsidiaries have handled the processing, storage or Disposal of Hazardous Substances in material compliance with all applicable Environmental Laws; and, (i) except as set forth on Schedule 3.18(c) attached hereto (as such Schedule may be supplemented by HGC from time to time
(A) with respect to disclosure of new underground tanks installed in accordance with applicable law, without the consent of the Majority Banks and (B) with respect to disclosure of all other matters, with the consent of the Majority Banks), no underground tanks or other underground storage receptacles for Hazardous Substances are located on any portion of the Real Estate owned by HGC or any of its Subsidiaries or where HGC any of its Subsidiaries is responsible for the maintenance or replacement of any such tanks; (ii) in the course of any activities conducted by HGC, Subsidiaries of HGC or operators of its Real Estate, no Hazardous Substances have been generated or are being used on the Real Estate except in material compliance with all applicable Environmental Laws; (iii) to the best of HGC's knowledge, there have been no Releases on, upon, from or into any Real Estate or real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on any of the Real Estate, and which might reasonably be expected to have a material adverse effect on the value of, all of the Real Estate or on the business or financial condition of HGC and its Subsidiaries, taken as a whole; and (iv) in addition, any Hazardous Substances that have been generated by HGC or any of its Subsidiaries on any of the Real Estate have in all material respects to the extent required by law or regulation been transported offsite for treatment or disposal and, to the best of HGC's knowledge, without having made any special investigation other than to review the information and documents supplied to HGC by carriers employed by HGC with respect to such matters, have been transported only by carriers having an identification number issued by the EPA and have been treated or disposed of only by treatment or disposal facilities maintaining permits as required under applicable Environmental Laws.

      Section 3.19. Insurance. Schedule 3.19 attached hereto (as such Schedule may be supplemented from time to time by written notice from HGC to the Agent) lists the policies and types and amounts of coverage (including all deductibles) of theft, fire, liability, life, property, casualty, environmental impairment and accidental spill insurance and other insurance owned or held by HGC and its Subsidiaries as of May 1, 1996. Such policies of insurance are maintained with, to the best of HGC's knowledge, financially sound and reputable insurance companies, funds or underwriters. Such policies of insurance are of the kinds and cover such risks and are in such amounts and with such deductibles and exclusions as are consistent with the customary business practice of corporations of established reputations engaged in the same or similar businesses and similarly situated. All such policies are in full force and effect; are sufficient for compliance by HGC and its Subsidiaries with all requirements of law and of all agreements to which such Persons are parties; are valid, outstanding and enforceable policies and provide that they will remain in full force and effect through the respective dates set forth in such schedule; and coverage thereunder will not be reduced by or terminate or lapse by reason of, the transactions contemplated by or referred to in this Agreement or the other Loan Documents.

      Section 3.20. Loans as Senior Indebtedness. All indebtedness of HGC to the Banks in respect of the principal of and interest on the Revolving Credit Notes and all contingent liabilities of HGC in respect of Letters of Credit constitute and will constitute "Superior Indebtedness" under the terms of the 7% Notes and senior debt however defined under any other instrument evidencing indebtedness which purports to be Subordinated Debt.

      Section 3.21. Perfection of Security Interest. On the Effective Date, all filings, assignments, pledges and deposits of documents or instruments shall have been made and all other actions shall have been taken that are necessary or advisable, under applicable law, to establish and, to the extent enumerated in clauses (a) through (d) of Section 18 of the Security Agreement and clauses (a) and (b) of Section 12 of the Pledge Agreement, perfect the Collateral Agent's security interest in the Collateral. The Collateral and the Collateral Agent's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses except as arising under applicable law.

      Section 3.22. Hudson General LLC Representations and Warranties. For so long as the Hudson General LLC Credit Agreement is in full force and effect, each of the representations and warranties of Hudson General LLC and its Subsidiaries set forth in the Hudson General LLC Credit Agreement and each of the documents and instruments executed by Hudson General LLC and its Subsidiaries in connection therewith, along with the definitions contained in such representations and warranties, are hereby incorporated as if set forth herein.

      Section 4A. EFFECTIVE DATE; CONDITIONS TO EFFECTIVENESS. This Agreement shall not become effective unless and until the date (the "Effective Date") that each of the following conditions precedent is satisfied, provided that if the Effective Date does not occur on or before July 31, 1996 this Agreement shall be of no further effect.

      Section 4A.1. Loan Documents. (a) Each of the Loan Documents shall have been duly executed and delivered as contemplated hereby and shall be in full force and effect.

            (b) Executed original counterparts of each of the Loan Documents shall have been furnished to the Agent.

      Section 4A.2. Representations and Warranties True. The representations and warranties contained in Paragraph 3 shall be true and accurate on and as of the date of this Agreement and as though made on and as of the Effective Date, no Default shall have occurred and be continuing, and no condition shall exist, or would result from the consummation of the transactions on the Effective Date which, with lapse of time or the giving of notice or both, would constitute a Default. The Banks shall have received from HGC a certificate dated the Effective Date and signed by the President or Chief Financial Officer of HGC as to the matters set forth in this Paragraph 4A.2 and Paragraph 4A.3 hereof.

      Section 4A.3. Corporate Standing and Action. The Agent shall have received, with copies for each Bank (a) a certificate of the Secretary of State of the State of Delaware as to the due good standing of HGC dated as of a recent date, (b) certificates of the Secretary of State of the State of New York and of each other state in which HGC is required to qualify to do business as a foreign corporation as to the good standing of HGC as a foreign corporation dated as of a recent date and (c) a certificate of the Secretary or Assistant Secretary of HGC, dated the Effective Date, certifying (i) that attached thereto is a true and complete copy of the Certificate of Incorporation and the bylaws of HGC, each as amended to the Effective Date, or that such documents have not been amended or supplemented since November 25, 1992, (ii) that attached thereto is a true and complete copy of resolutions of the Board of Directors of HGC authorizing the execution and delivery of this Agreement, the borrowings hereunder and the execution and delivery of the other Loan Documents, which resolutions are in full force and effect without modification on the Effective Date, and (iii) the incumbency and signatures of the officers of HGC executing the Loan Documents and any other instrument or document delivered by HGC in connection herewith or therewith.

      Section 4A.4. Opinion of HGC's Counsel. The Agent shall have received an opinion, dated the Effective Date, addressed to the Banks from Noah Rockowitz, Vice President

- - General Counsel, counsel for HGC, substantially in the form attached hereto as Exhibit D.

      Section 4A.5. Payment of Fees. HGC shall have authorized (in writing or verbally) the Agent to charge HGC's account on the Effective Date for the facility fee, the Agent's fee, and, if applicable, the Letter of Credit Fee, pursuant to Paragraphs 2.1, 2.2, and 1.11 hereof.

      Section 4A.6. Validity of Liens. The Security Documents shall be effective to create in favor of the Collateral Agent for the benefit of the Banks a legal, valid and enforceable first priority security interest in the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Collateral Agent to protect and preserve such security interests shall have been duly effected. The Collateral Agent shall have received evidence thereof in form and substance satisfactory to the Collateral Agent.

      Section 4A.7. Perfection Certificate and UCC Search Results. The Collateral Agent shall have received from HGC, a completed and fully executed Perfection Certificate (as defined in the HGC Pledge Agreement) and the results of UCC searches with respect to the Collateral, indicating no liens other than liens permitted under Paragraph 5.11 hereof or for which UCC lien releases satisfactory to the Collateral Agent have been delivered to the Collateral Agent and otherwise in form and substance satisfactory to the Collateral Agent.

      Section 4A.8. Hudson General LLC Credit Agreement. The Hudson General LLC Credit Agreement and all other Loan Documents (as defined in the Hudson General LLC Credit Agreement) shall have been duly executed and delivered as contemplated thereby and shall be in full force and effect. The conditions set forth in Paragraph 4A of the Hudson General LLC Credit Agreement shall have been satisfied or waived pursuant to the terms thereof.

      Section 4B. CONDITIONS OF REVOLVING CREDIT LOANS AND LETTERS OF CREDIT. The obligation of the Banks to make any Revolving Credit Loan on or after the Effective Date and the obligation of the Letter of Credit Bank, with the pro rata participation of the Banks, to issue any Letter of Credit on or after the Effective Date, is subject to the following conditions precedent.

      Section 4B.1. Notice. In the case of Revolving Credit Loans, the Agent shall have received from HGC in accordance with Paragraph 1.3 a written, telegraphic or telephonic (confirmed in writing) request for Revolving Credit Loans, signed by the President or the Chief Financial Officer of HGC. Such request, without more, will constitute a certification by HGC and such officers as to the matters set forth in Paragraphs 4B.2 and 4B.3 hereof. In the case of a Letter of Credit, the Letter of Credit Bank shall have received from HGC in accordance with Paragraph 1.7 a written, telegraphic or telephonic (confirmed in writing) request for the issuance of a Letter of Credit and a signed letter of credit application in form and substance satisfactory to the Letter of Credit Bank (which will not contain any terms which are inconsistent with the terms of this Agreement), each signed by the President or the Chief Financial

Officer of HGC. Such request, without more, will constitute a certification by HGC and such officer as to the matters set forth in Paragraphs 4B.2 and 4B.3 hereof.

      Section 4B.2. Representations and Warranties True. The representations and warranties contained in Paragraph 3 shall be true and accurate in all material respects on and as of the date of this Agreement and as though made on and as of the date of the Revolving Credit Loan or Letter of Credit, as the case may be (except to the extent that such representations and warranties relate to an earlier date), no Default shall have occurred and be continuing, or would result from the proposed Revolving Credit Loan or Letter of Credit, as the case may be, and no condition shall exist, or would result from the proposed Revolving Credit Loan or Letter of Credit, as the case may be, which, with lapse of time or the giving of notice or both, would constitute a Default.

      Section 4B.3. No Adverse Change. As of the date of any Revolving Credit Loan or Letter of Credit, as the case may be, there shall have been no material adverse change since June 30, 1995 in the business or financial affairs of HGC and its Subsidiaries, taken as a whole.

      Section 4B.4. Legality. The making of the Revolving Credit Loan or Letter of Credit, as the case may be, shall not contravene any law or rule or regulation thereunder binding upon HGC, any Subsidiary of HGC or any Bank.

      Section 5. COVENANTS. During the term of this Agreement and so long as any Revolving Credit Loan, Letter of Credit or Revolving Credit Note is outstanding or any amounts are owed hereunder or any Bank has any obligation to make Revolving Credit Loans or the Letter of Credit Bank has any obligation to issue, extend or renew any Letters of Credit with the pro rata participation of the Banks, HGC agrees that:

      Section 5.1. Punctual Payment. It will duly and punctually pay or cause to be paid the principal and interest on the Revolving Credit Loans, the amount of any drawing under a Letter of Credit, the commitment fees, the Agent's fee, the Letter of Credit Fee and all other amounts provided for in this Agreement or in any other Loan Document, all in accordance with the terms of this Agreement and such other Loan Documents.

      Section 5.2. Financial Statements and Other Written Materials. It will furnish to each Bank:

            (a) as soon as available but in any event within ninety days after the end of each of its fiscal years, consolidated and consolidating balance sheets of HGC and its Subsidiaries as at the end of, and the related consolidated and consolidating statements of income and consolidated statements of cash flows for, such year, and all such statements shall be in reasonable detail, prepared in accordance with generally accepted accounting principles and accompanied by the opinion (as to consolidated statements only) of (in form and substance reasonably satisfactory to the Banks) independent public accountants of nationally recognized standing selected by HGC and, concurrently with such financial statements, a written statement by such accountants that, in the making of the audit necessary for their report and opinion upon such financial statements (but without any special or additional audit procedures for the purpose), they have obtained no knowledge of any Default, or if in the opinion of such accountants any Default exists, they shall disclose in such written statement the nature and status thereof, and in either case such statement shall set forth calculations showing compliance or noncompliance with Paragraphs 5.7 through 5.9 and 5.23 hereof (it being understood, however, that such accountants shall not be liable, directly or indirectly, to anyone for failure to obtain knowledge of any Default or the status thereof);

            (b) as soon as available but in any event within sixty days after the end of each of the first three fiscal quarters of each fiscal year of HGC and its Subsidiaries, consolidated and consolidating balance sheets as at the end of such fiscal quarter, and consolidated and consolidating statements of income and consolidated cash flows for the portion of the fiscal year then ended, all in reasonable detail and prepared in accordance with generally accepted accounting principles, certified by the Chief Financial Officer of HGC, subject, however, to audit and year-end adjustments;

            (c) as soon as available and if prepared in the normal course, but in any event within 15 days of its preparation, the budget report for the portion of the fiscal period then ended, in reasonable detail and prepared in a manner consistent with past practices;

            (d) promptly upon receipt by HGC, copies of all management letters and other reports of substance submitted to HGC or any Subsidiary of HGC by independent public accountants in connection with any annual or interim audit of the books of HGC or such Subsidiary by such accountants;

            (e) promptly as they become available, (i) copies of all such financial statements, reports and proxy statements as it shall send to or make available to its stockholders, and (ii) copies of all reports filed by it with the Securities and Exchange Commission;

            (f) concurrently with each delivery of financial statements pursuant to clauses (a) or (b) of this Paragraph 5.2, a certificate signed by the Chief Financial Officer of HGC setting forth calculations showing, when required, compliance with Paragraphs 5.7 through 5.9 and 5.23 hereof, and stating that a review of the activities of HGC and its Subsidiaries during the period covered by such financial statements has been made under the immediate supervision of the signer with a view to determining whether, during such period, HGC has kept, observed, performed and fulfilled each and every covenant and condition of this Agreement and either (i) stating that, to the best of his knowledge and belief, there neither exists on the date of such certificate, nor existed during such period, any Default, or
      (ii) if any such Default existed or exists, specifying the nature thereof, the period of existence thereof and what action HGC has taken, is taking or proposes to take with respect thereto; and

            (g) with reasonable promptness, such other information, including, without limitation, quarterly reports as to the aging of accounts receivable, as any Bank may reasonably request.

      Section 5.3. Inspection. It will permit any representative or representatives designated by any Bank, at such Bank's expense and subject to applicable laws and regulations, to visit and inspect any of the properties of HGC and its Subsidiaries and on request to examine the books of account, records, reports and other papers of HGC and its Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs and finances of HGC and its Subsidiaries with its officers, all at such reasonable times and as often as may be reasonably requested.

      Section 5.4.  Conduct of Business.  It and each of its Subsidiaries will:

            (a) do or cause to be done all things necessary to keep in full force and effect its existence, rights and franchises and will maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business;

            (b) not change the nature or character of its business from that described in the Proxy, after giving effect to the Contribution and the other transactions contemplated under the Purchase Agreement, except that HGC or any Subsidiary of HGC, as the case may be, may withdraw from any business activity which it deems unprofitable or unsound; and

            (c) not, except for arm's length transactions pursuant to which HGC or such Subsidiary makes payments in the ordinary course of business upon terms no less favorable than such entity could obtain from third parties and for transactions disclosed in HGC's financial statements or public filings, enter into any transaction with any officer, director, Shareholder or employee of HGC or any Subsidiary of HGC (other than as Shareholders or for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, Shareholder or employee or any corporation, partnership, trust or other entity in which to the knowledge of HGC any officer, director, Shareholder, or any employee has a substantial interest or is an officer, director, trustee or partner.

      Section 5.5. Maintenance and Insurance. It will maintain and keep its properties, and will cause each of its Subsidiaries to maintain and keep its properties, in good repair, working order and condition, and from time to time HGC will make and will cause each of its Subsidiaries to make all needed and proper repairs, renewals, replacements, additions and improvements thereto so that its business may be properly and advantageously conducted at all times in accordance with the terms of this Agreement. It will maintain and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies, of such types and in such amounts as is customary in the case of corporations of established reputations engaged in the same or similar businesses and similarly situated.

      Section 5.6. Taxes. It will pay or cause to be paid and discharged all taxes, assessments or governmental charges on or against it or any of its Subsidiaries or its or their properties, sales and activities, or any part thereof, or upon the income or profits therefrom prior to the time when they become delinquent, as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its or their properties provided that this covenant shall not apply to any tax, assessment, charge, levy or claim which is being contested in good faith and with respect to which adequate reserves have been established and are being maintained, and provided further that each of HGC and its Subsidiaries will pay all taxes, assessments, charges, levies and claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

      Section 5.7. Ratio of Consolidated Liabilities to Consolidated Tangible Net WORTH. HGC will not, as at the end of each fiscal quarter in each fiscal year of HGC, permit the ratio of (a) Consolidated Liabilities plus, without duplication, Subordinated Debt less (as at June 30, 1996 and September 30, 1996 only) the aggregate amount of cash of Hudson General LLC as at such date intended to be used for the repayment of the Subordinated Debt to (b) Consolidated Tangible Net Worth to equal or exceed 1.0 to 1.0.

      Section 5.8. Consolidated Tangible Net Worth. HGC will not, as at the end of each fiscal quarter in each fiscal year of HGC, permit Consolidated Tangible Net Worth to be less than $28,000,000.

      Section 5.9. Minimum Liquidity. HGC will not at any time permit the sum of the cash and cash equivalents held by HGC at such time plus the unused portion of the Aggregate Loan Limit at such time to be less than $1,000,000.

      Section 5.10. Limitation on Borrowing. Neither HGC nor any of its Restricted Subsidiaries will assume, incur or suffer to exist any indebtedness for borrowed money, except:

            (a) the indebtedness existing on the date of this Agreement and shown on Schedule 5.10 attached hereto and extensions, renewals and refinancings thereof provided that neither the aggregate principal amount of such indebtedness nor the interest rate applicable thereto is increased as a result of such extension, renewal or refinancing;

            (b)   the Revolving Credit Loans;

            (c) Subordinated Debt consisting of not more than $29,000,000 in aggregate principal amount of 7% Notes;

            (d)   indebtedness of Restricted Subsidiaries to HGC;

            (e) (i) indebtedness on account of capitalized leases permitted by Paragraph 5.12 or 5.14(a)(iv) hereof, and (ii) additional indebtedness of HGC and its Restricted Subsidiaries (including the amount of indebtedness from time to time outstanding in transactions permitted by Paragraph 5.11(f)(ii) hereof) of not more than $5,000,000 in the aggregate outstanding at any one time; and

            (f) (i) unsecured guaranties by HGC of obligations of Subsidiaries (other than any Subsidiary, direct or indirect, of HGC not organized under the laws of a State of the United States of America (the "Foreign Subsidiaries")) aggregating no more than $5,000,000 at any one time outstanding and (ii) unsecured guaranties executed and delivered by HGC of the obligations of Hudson General LLC under operating agreements to which HGC, a Subsidiary of HGC (other than Aviation) or Hudson General LLC is a party on the date of this Agreement.

      Section 5.11. Restriction on Liens. Neither HGC nor any of its Restricted Subsidiaries will create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance upon or with respect to any of its property or assets, or assign or otherwise convey any right to receive income, except:

            (a) liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Paragraph 5.6;

            (b) landlords' liens in respect of rent not in default or liens in respect of pledges or deposits under worker's compensation, unemployment insurance, social security laws or similar legislation or in connection with appeal and similar bonds incidental to litigation, mechanics', laborers' and materialmen's and similar liens, if the obligations secured by such liens are not then delinquent, and liens securing the performance of bids, tenders, contracts (other than for the payment of money) and statutory obligations incidental to the conduct of the business of HGC and its Restricted Subsidiaries and which do not in the aggregate materially detract from the value of the property of HGC and Restricted its Subsidiaries, or materially impair the use thereof in the operation of their businesses;

            (c) judgment liens which shall not have been in existence for a period longer than thirty days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than thirty days after the expiration of such stay;

            (d) liens securing indebtedness permitted by Paragraph 5.10(d) hereof;

            (e)   liens securing the Obligations;

            (f) (i) liens in existence on the date of this Agreement, all of the same of any materiality being shown on Schedule 5.11 attached hereto, (ii) mortgages on real property now owned or hereafter acquired (provided that if any such mortgage is not created in connection with the purchase of or acquisition of an interest in real property and secures indebtedness exceeding an aggregate of $750,000 incurred in any single fiscal year or $1,500,000 incurred during the term of this Agreement, then the Aggregate Loan Limit shall be reduced by an amount equal to such excess, with such reductions to be applied in accordance with the provisions of Paragraph 1.4 hereof), and (iii) similar liens securing any renewals, extensions or refinancings of the indebtedness secured by the foregoing permitted liens, provided that the amount of such indebtedness is not increased and such liens are not extended to cover assets or properties (other than real property) not covered on the date of this Agreement;

                  (g) liens held by vendors on personal property sold by such vendors under conditional sales contracts or other similar security agreements;

                  (h) liens and encumbrances incidental to the conduct of its business or the ownership of its assets which were not incurred in connection with the borrowing of money or the obtaining of advances of credit, and which do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business; and

                  (i) liens incurred to secure indebtedness of the type and amount permitted by Paragraph 5.10(e) hereof, provided that the lesser of the aggregate fair market value or the aggregate net book value of the assets of HGC and its Restricted Subsidiaries used to secure such indebtedness shall at no time exceed $7,500,000.

         HGC will not and will not permit any of its Restricted Subsidiaries to enter into or permit to exist or be binding on any of such persons any contract or agreement which prohibits HGC or any Restricted Subsidiary of HGC from granting a lien on any or all of its property or assets to the Banks except for
(A) revenue and service contracts or agreements concerning a single asset or group of assets which contain usual and customary terms for contracts or agreements of such type and which prohibit the granting of any lien on or security interest in such asset or group of assets, (B) other agreements permitted under Paragraph 5.11(f) hereof, provided that such agreements secure purchase money indebtedness permitted by Paragraph 5.10 hereof incurred in connection with the acquisition of such property and such agreements cover only the property so acquired, (C) encumbrances and restrictions arising under applicable law, (D) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of HGC or any of its Restricted Subsidiaries, (E) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of HGC or any of its Restricted Subsidiaries, and (F) any agreement relating to permitted indebtedness incurred by a Restricted Subsidiary of HGC prior to the date on which such Restricted Subsidiary was acquired by HGC or any other Restricted Subsidiary of HGC and outstanding on such acquisition date.

         Section 5.12. Limitation on Lease Commitments. The aggregate of the rental payments of HGC and its Restricted Subsidiaries with respect to leases of personal property having original terms of three years or more, other than leases on which a

Restricted Subsidiary of HGC is lessee and HGC is lessor, shall not exceed $5,000,000 at any time.

         Section 5.13. Investments and Contingent Liabilities. Neither HGC nor any of its Restricted Subsidiaries will make or have outstanding at any time any investments or contingent liabilities, whether by way of loan, advance, guaranty, letter of credit exposure, extension of credit, purchase of stocks, notes, bonds or other securities or evidences of indebtedness, or acquisition of limited or general partnership interests, other than:

                  (a) those in existence on the date of this Agreement and shown on Schedule 5.13 attached hereto, and any renewals, extensions or refinancings thereof, provided that the amount thereof is not increased;

                  (b) investments in marketable, investment grade, direct or guaranteed obligations of the United States of America or any State or municipality thereof which mature within ten years from the date of purchase;

                  (c) investments in demand deposits, certificates of deposits, time deposits and notes of any Bank or any United States bank having total capital and unimpaired surplus of at least $1,000,000,000;

                  (d) securities commonly known as "commercial paper", or corporate bonds which mature within ten years from the date of purchase, in each case issued by a corporation organized and existing under the laws of the United States of America or any state thereof which at the time of purchase have been rated by either or both of Moody's Investors Service, Inc. and Standard and Poor's Ratings Group and the ratings for such commercial paper are, not less than "P-1" if rated by Moody's Investors Service, Inc. and not less than "A-1" if rated by Standard and Poor's Ratings Group or, for such bonds are not less than "Aa" if rated by Moody's Investors Service, Inc. and not less than "AA" if rated by Standard & Poor's Ratings Group;

                  (e) (i) unsecured guaranties by HGC of obligations of Subsidiaries (other than any Foreign Subsidiary,) aggregating no more than $5,000,000 at any one time outstanding and (ii) unsecured guaranties by HGC of the obligations of Hudson General LLC under operating agreements to which HGC, a Subsidiary of HGC (other than Aviation) or Hudson General LLC is a party on the date of this Agreement;

                  (f) those arising in the ordinary course of business or consistent with the past business practices of HGC and its Restricted Subsidiaries;

                  (g) investments in Subsidiaries (other than the Foreign Subsidiaries and, except to the extent permitted by Paragraph 5.13(h)(i) hereof, Hudson Kohala Inc.);

                  (h) (i) participation in a certain real estate joint venture (the "Kohala Joint Venture") with respect to land located in the State of Hawaii, subject, however, to the provisions of Paragraph 5.21 and
         (ii) participation in Joint Ventures other than the Kohala Joint Venture, provided that the aggregate amount of investments in such Joint Ventures does not exceed $5,000,000 during the term of the Agreement;

                  (i) letters of credit (including Letters of Credit) of not more than $2,000,000 in the aggregate at any one time outstanding;

                  (j) contingent liabilities incurred by the Kohala Joint Venture not exceeding $15,000,000 in the aggregate at any one time outstanding and arising in connection with sales of installment paper or other receivables to financial institutions by the Kohala Joint Venture (for purposes of this subparagraph (j) only, joint and several contingent liabilities incurred in connection with the Kohala Joint Venture shall be calculated at 75% of their gross amount);

                  (k) investments in Foreign Subsidiaries which do not exceed $3,000,000 in the aggregate at any one time outstanding;

                  (l) investments by HGC in LAGS or an affiliate of LAGS in an amount not to exceed the deferred purchase price owed to HGC under Paragraph 1.3 of the Purchase Agreement;

                  (m) investments by HGC in a passenger handling services entity which is an affiliate of LAGS or Deutsche Lufthansa AG, as set forth in Paragraph 10.3 of the Purchase Agreement;

                  (n) investments of HGC in respect of indebtedness owing to HGC from Hudson General LLC as a result of the conversion of all or a portion of the 7% Notes into common stock of HGC in an amount not to exceed the principal amount of the 7% Notes so converted and any principal, premium, if any, interest and other payments made by HGC in respect of the 7% Notes; and

                  (o) in addition to the foregoing, investments by HGC and its Restricted Subsidiaries (other than investments by HGC in the Kohala Joint Venture) which do not exceed $3,000,000 in the aggregate at any one time outstanding.

         Section 5.14. Merger and Sale of Assets. (a) HGC will not and will not permit any of its Restricted Subsidiaries to liquidate, consolidate or merge with or into any other corporation, or sell, lease, transfer or otherwise dispose of any material portion of its assets, other than in the ordinary course of business, provided that:

                  (i) a Restricted Subsidiary of HGC may be liquidated, merged or consolidated with HGC if HGC shall be the surviving corporation, or with any one or more other Subsidiaries of HGC if the successor formed by or resulting from such liquidation, merger or consolidation shall be a Subsidiary of HGC;

                  (ii) any Restricted Subsidiary of HGC may sell, lease, transfer or otherwise dispose of its assets to HGC or another Subsidiary of HGC, if after giving effect to such merger, consolidation, sale, lease, transfer or other disposition, no Default exists;

                  (iii) HGC or any Restricted Subsidiary of HGC may liquidate, consolidate or merge with any other corporation if (A) HGC or the Restricted Subsidiary of HGC is the survivor in such transaction, (B) the transaction qualifies as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and (C) after giving effect to such transaction, no Default exists or would result from such consolidation or merger;

                  (iv) HGC or any of its Restricted Subsidiaries may enter into sale and leaseback transactions and may sell assets (other than Collateral) at reasonable commercial prices in the ordinary course of business, provided that all cash proceeds of any sale and leaseback transaction and cash proceeds in excess of $500,000 from the sale of any single asset shall, as received, but after deducting all direct out-of-pocket expenses resulting from the transaction, be used by HGC to reduce the Aggregate Loan Limit by such amount, with such reductions to be applied in accordance with the provisions of Paragraph 1.4 hereof; and

                  (v) HGC or any Restricted Subsidiary may dispose of equipment of such corporation, provided that (A) such equipment is no longer needed and is not used in the operation of such corporation's businesses, (B) such disposition is in the ordinary course of business, consistent with past practices, and (C) the aggregate net book value of such equipment and all other equipment disposed of by the HGC and the Restricted Subsidiaries pursuant to this Paragraph 5.14(a)(v) (other than equipment that has been sold by HGC or any Restricted Subsidiary pursuant to this Paragraph 5.14(a)(v) to HGC or any Subsidiary) does not exceed $1,000,000 in any fiscal year.

         (b) Each of the Banks and the Agent hereby consents to the transfer by HGC and its Subsidiaries to Hudson General LLC of all of the assets of the Aviation Services Business of HGC and its Subsidiaries, including, without limitation, the transfer to Hudson General LLC of the stock of Aviation, in accordance with the terms of the Purchase Agreement (the "Contribution").

         Section 5.15. Limitation on Dividends. HGC may declare and pay dividends or purchase, redeem or otherwise retire any of its shares so long as
(a) no Default has occurred and is continuing and no condition which would, with either or both the giving of notice or the lapse of time, result in a Default has occurred and is continuing at the time such dividend is declared or paid or such shares are purchased, redeemed or otherwise retired and (b) no Default or condition which would, with either or both the giving of notice or the lapse of time, result in a Default shall result from the payment of such dividend or the purchase, redemption or retirement of such shares.

         Section 5.16. Subordinated Debt. (a) Notwithstanding any other provision of this Agreement, HGC may without the consent of the Majority Banks, redeem, prepay, convert or otherwise purchase all outstanding 7% Notes, provided that in each case of redemption, prepayment, conversion or purchase no Default has occurred and is continuing and no condition which would, with either or both the giving of notice or lapse of time, result in a Default has occurred and is continuing and, after giving effect to any such redemptions, prepayments, conversions or purchases, no Default will occur and be continuing and no condition which would, with either or both the giving of notice or the lapse of time, result in a Default will occur or be continuing.

                  (b) HGC will not amend, modify or waive any term of, or permit the amendment, modification or waiver of any term of, any Subordinated Debt if such amendment, modification or waiver would in the reasonable judgment of the Agent have any material adverse effect on the interests of the Banks hereunder.

         Section 5.17.  Notices.

                  (a) Defaults. HGC will promptly notify the Agent and each of the Banks in writing of the occurrence of any Default. If any party shall give any notice or take any other action in respect of a claimed default (whether or not constituting a Default) under this Agreement or any other note, evidence of indebtedness, indenture or other obligation in an aggregate principal amount of $1,500,000 or more to which or with respect to which HGC or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, HGC shall forthwith give written notice thereof to the Agent and each of the Banks, describing the notice or action and the nature of the claimed default.

                  (b) Environmental Events. HGC will promptly give notice to the Agent and each of the Banks (i) upon HGC's obtaining knowledge of any material violation of any Environmental Law regarding the Real Estate or operations of HGC or any Subsidiary of HGC; (ii) upon HGC's obtaining knowledge of any material known Release of any Hazardous Substances at, from, or into the Real Estate which it reports in writing or is reportable by it in writing (or for which any written report supplemental to any oral report is made) to any governmental authority and which might reasonably be expected to materially adversely affect the business or financial condition of HGC and its Subsidiaries, taken as a whole; (iii) upon becoming aware of any inquiry relating to a material environmental liability or a material potential environmental liability, including any notice of material violation of any Environmental Laws or of any material Release of Hazardous Substances, including a notice or claim of material liability or material potential responsibility from any third party (including without limitation any federal, state or local governmental officials), or any formal inquiry, proceeding, demand or investigation with regard to (A) HGC's or any person's operation of the Real Estate, (B) material contamination on, from or into the Real Estate, or (C) investigation or remediation of offsite locations at which HGC, any Subsidiary of HGC or any such person's predecessors are alleged to have directly or indirectly Disposed of material quantities of Hazardous Substances, or (D) upon HGC's obtaining knowledge that any material expense or loss has been incurred by such governmental authority in connection with the assessment, containment, removal or remediation of any Hazardous Substances with respect to which HGC or any Subsidiary may be liable or for which a lien may be imposed on the Real Estate.

                  (c) Notice of Litigation and Judgments. HGC will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Banks in writing within fifteen (15) days of becoming aware of any material litigation or proceedings threatened in writing or any pending litigation and proceedings or any material change in any existing litigation affecting HGC or any of its Subsidiaries or to which HGC or any of its Subsidiaries is or becomes a party involving an uninsured claim against HGC or any of its Subsidiaries that could reasonably be expected to have a materially adverse effect on HGC and its Subsidiaries, taken as a whole and stating the nature and status of such litigation or proceedings or nature of the material change in such existing litigation or proceedings, as the case may be. HGC will, and will cause each of its Subsidiaries to, give notice to the Agent and each of the Banks, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against HGC or any of its Subsidiaries in an amount in excess of $500,000.

                  (d) Proceeds. HGC will promptly notify the Agent and each of the Banks of the receipt of any proceeds realized by HGC or its Restricted Subsidiaries from (i) sales of assets and leaseback transactions permitted by Paragraph 5.14(a)(iv), and (ii) mortgages contemplated by the first parenthetical of clause (ii) of Paragraph 5.11(f).

         Section 5.18. Existence; Maintenance of Properties. HGC (a) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of HGC may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing in this Paragraph 5.18 shall prevent HGC from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of HGC, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the business of HGC and its Subsidiaries on a consolidated basis.

         Section 5.19. Compliance with Laws, Contracts, Licenses, and Permits. HGC will, and will cause each of its Subsidiaries to, comply in all material respects with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its organizational documents and by-laws or operating agreement, as applicable, (c) all material agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that HGC or any of its Subsidiaries may fulfill any of its obligations hereunder or in any document or instrument executed and delivered in connection with this Agreement to which HGC or such Subsidiary is a party, HGC will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the HGC or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Banks with evidence thereof.

         Section 5.20. Employee Benefit Plans. (a) HGC will (i) promptly upon request by any Bank or the Agent, furnish to the Agent and such Bank a copy of the most recent actuarial statement required to be submitted under Section 103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (ii) promptly upon receipt or dispatch, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under Sections 302, 4041, 4042,
4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under Sections 4041A, 4202, 4219, 4242, or 4245 of ERISA.

                  (b)      Neither HGC nor any ERISA Affiliate will:

                           (i) engage in any "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code which could result in a material liability for HGC or any of its Subsidiaries; or

                           (ii) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, whether or not such deficiency is or may be waived; or

                           (iii) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of HGC or any of its Subsidiaries pursuant to Section 302(f) or Section 4068 of ERISA; or

                           (iv) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of Section 4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities, by more than the amount set forth in Paragraph 3.17(c).

         Section 5.21. Cash Investment in the Kohala Joint Venture. It will not, as at the end of any fiscal year, permit the Net Cash Investment for the fiscal year ending on such date to exceed the Net Cash Investment as at the end of the immediately preceding fiscal year for the fiscal year ending on such date by more than $2,000,000; and it will not, at any time during the term of this Agreement, permit the Net Cash Investment for the period commencing on July 1, 1996 and ending on such date of determination to exceed the Net Cash Investment on July 1, 1996 by more than $5,000,000.

         Section 5.22. Use of Proceeds. HGC will use the proceeds of the Revolving Credit Loans solely for the purposes set forth in Paragraph 3.9 hereof. HGC will obtain Letters of Credit solely for the purposes set forth in Paragraph 1.7 hereof.

         Section 5.23. Collateral Security. At all times prior to the Collateral Release Date, the Obligations shall be secured by all of the membership units of Hudson General LLC owned directly or indirectly by HGC. From and after the Collateral Release Date, the Computed Value (as defined below) of the Pledged Units plus the aggregate amount of cash collateral and marketable securities pledged by HGC to the Collateral Agent pursuant to Paragraph 10(c) hereof shall not at any time be less than 250% of the Aggregate Loan Limit. For purposes of this Paragraph 5.23 and Paragraph 10 hereof, the Computed Value of each Pledged Unit on any date of determination shall be the "Computed Value" of Hudson General LLC and its Subsidiaries on such date, as calculated pursuant to Paragraph 3.3(b) of the Purchase Agreement as in effect on the Effective Date, divided by the number of units of Hudson General LLC outstanding on such date, provided that if all of the Banks and the Agent reasonably determine at any time that the calculation of the Computed Value of Hudson General LLC as set forth in the Purchase Agreement does not accurately reflect the Computed Value of Hudson General LLC at such time, then the Banks and the Agent shall notify HGC of such fact. HGC, the Banks and the Agent shall thereafter attempt to negotiate a formula to determine the Computed Value of Hudson General LLC. If HGC, the Banks and the Agent are unable to agree on a new formula within sixty days of the day on which HGC receives such notice, then commencing on such date the Computed Value of the Pledged Units shall be the net book value of such units, determined in accordance with generally accepted accounting principles.

         Section 5.24. Limited Liability Agreement. HGC will not, and will not permit Hudson General LLC to, effect or permit any change in or amendment to the terms of its Limited Liability Company Agreement if such change or amendment would have a material adverse effect on HGC or the interests of the Banks hereunder or under any of the other Loan Documents.

         Section 5.25. Further Assurances. HGC will, and will cause each of its Subsidiaries to, execute and deliver any and all such instruments and documents, and take all such other action, as may reasonably be required by the Agent in order to perfect, insure and continue the rights, interests and powers of the Agent in respect of any collateral for the Revolving Credit Loans and the Revolving Credit Notes and the rights and interests of the Banks under this Agreement.

         Section 6. DEFAULTS. If any of the following events (each a "Default") shall occur:

         Section 6.1. HGC shall fail to pay any principal of the Revolving Credit Loans when due (whether at any stated maturity date therefor or upon declaration or acceleration or otherwise), or shall fail to pay any fee or any interest on the Revolving Credit Loans or any other amount due hereunder (other than the Agent's fee due under Paragraph 2.1 hereof) in connection with the Revolving Credit Loans within ten days after the due date thereof, or HGC shall fail to reimburse the Letter of Credit Bank on the Business Day after any drawing under a Letter of Credit, or HGC shall fail to pay the Letter of Credit Fee or any other amounts in respect of Letters of Credit within ten days after the due date thereof, or HGC shall fail to pay the Agent's fee payable pursuant to

Paragraph 2.1 hereof when due and such failure shall continue for ten days after written notice thereof has been given to HGC by the Agent;

         Section 6.2. HGC shall fail to perform or violate any covenant contained in any of Paragraphs 5.5 through 5.17 hereof or 5.21, 5.23 or 5.24 hereof;

         Section 6.3. HGC shall fail to perform or violate any term, covenant or agreement herein contained (other than those specified in Paragraphs 6.1 and 6.2) and such failure shall continue for five days as to a failure under Paragraph 5.2 or as to a failure under Paragraph 5.25 and thirty days as to a failure under other paragraphs, in each case after written notice thereof has been given to HGC by any Bank;

         Section 6.4. HGC shall fail to perform any term, covenant or agreement contained in any of the Security Documents;

         Section 6.5. any representation or warranty of HGC in Paragraph 3 hereof or in any other Loan Document, shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

         Section 6.6. HGC or any Subsidiary of HGC shall fail to pay at maturity, or within any applicable period of grace, any obligation or obligations for borrowed monies or advances, or fail to observe or perform (within any appropriate grace period, if any) any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed monies or advances in an aggregate principal amount of $1,500,000 or more;

         Section 6.7. any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended), other than any employee benefit plan or plans (within the meaning of Section 3(3) of ERISA) of HGC or any of its Subsidiaries and other than shareholders of HGC which have filed with the Securities and Exchange Commission prior to the date of the Proxy Schedules 13D or 13G pursuant to the Securities Exchange Act of 1934, as amended, with respect to the securities of HGC, shall hereafter have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said act) more than 50% in voting power of the outstanding voting stock of HGC, or during any period of twelve consecutive calendar months, individuals who were directors of HGC on the first day of such period shall cease to constitute a majority of the board of directors of HGC, other than because of replacement as a result of death or disability of one or more such directors or replacement with the approval of a majority of those individuals who were members of the board of directors of HGC on the first day of such period or a majority of the directors of HGC appointed thereafter with the approval of such individuals;

         Section 6.8. HGC or any Subsidiary of HGC shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of HGC or any Subsidiary of HGC or of any substantial part of the assets of HGC or any Subsidiary of HGC or shall commence any case or other proceeding relating to HGC or any Subsidiary of HGC under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against HGC or any Subsidiary of HGC and HGC or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein;

         Section 6.9. a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating HGC or any Subsidiary of HGC bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of HGC or any Subsidiary of HGC in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

         Section 6.10. HGC or any Subsidiary of HGC shall suffer any judgment in excess of $1,500,000 which is not covered by insurance to be entered against it, or any writ of attachment or execution or any similar process to be issued or levied against a substantial part of its property, which judgment, writ or process is not discharged, released, stayed, bonded or vacated within thirty days after its entry, issue or levy;

         Section 6.11. if this Agreement or any of the other Loan Documents shall be cancelled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law or in equity or other legal proceeding to cancel, revoke or rescind any of this Agreement or any of the other Loan Documents shall be commenced by or on behalf of HGC or any Subsidiary of HGC party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of this Agreement or any of the other Loan Documents is illegal, invalid or unenforceable in accordance with the terms hereof or thereof;

         Section 6.12. with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Banks shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of HGC or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

         Section 6.13. the occurrence of a Default under and as defined in the Aviation Revolving Credit Agreement; or

         Section 6.14. the occurrence of a Default under and as defined in the Hudson General LLC Credit Agreement;

then (a) if such event is a Default under Paragraph 6.7, the Aggregate Loan Limit shall automatically be reduced to an amount equal to the principal balance of the Revolving Credit Loans then outstanding, (b) if such event is a Default under any of Paragraph 6.8 or Paragraph 6.9, the Banks' Commitment shall automatically terminate, the Letter of Credit Bank with the pro rata participation of the Banks shall be relieved of all further obligations to issue, extend or renew Letters of Credit and all amounts owing with respect to the Revolving Credit Notes and under this Agreement shall forthwith become due and payable, and (c) in every other such event, and so long as such Default is continuing, the Agent shall, if so directed by the Majority Banks, by notice in writing to HGC, terminate immediately the Banks' Commitment and the obligation of the Letter of Credit Bank with the pro rata participation of the Banks, to issue, extend or renew Letters of Credit and declare all amounts owing with respect to the Revolving Credit Notes and under this Agreement to be, and the Revolving Credit Notes and such amounts shall thereupon forthwith become, due and payable. If any Letters of Credit are outstanding upon the occurrence of a Default the Agent may demand that cash or other readily marketable securities acceptable to it in an amount equal to the Maximum Drawing Amount of all then outstanding Letters of Credit be deposited with the Agent in pledge pursuant to pledge agreements in form and substance satisfactory to the Agent, as collateral security for all obligations of HGC to the Banks hereunder. HGC agrees to either make such deposit with the Agent immediately upon such demand or cause such Letters of Credit to be cancelled and returned to the Letter of Credit Bank undrawn. Except as expressly provided above in this Paragraph 6, presentment, demand, protest or other notice of any kind are hereby expressly waived. Nothing herein contained shall in any way impair the right of any Bank to enforce payment of its Revolving Credit Note when due. In case any one or more of the Defaults shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Revolving Credit Loans pursuant to this Paragraph 6, each Bank, if owed any amount with respect to the Revolving Credit Loans, may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank. No remedy herein conferred upon any Bank or the Agent or the holder of any Revolving Credit Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

         Section 7. AGENT'S RELATIONSHIP WITH BANKS; AGENT'S DUTIES. Each of the Banks irrevocably authorizes the Agent to receive all payments of principal of and interest on the Revolving Credit Loans and of commitment fees, and to take all other action delegated to it hereunder or reasonably incidental thereto. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other person assisting it in its duties nor any agent or employee thereof shall be liable for any waiver, consent or approval given or any action taken or omitted to be taken in good faith by it or them in connection herewith, or be responsible for the consequence of any oversight or error of judgment whatsoever, except that the Agent or such other person, as the case may be, shall be liable for losses due to its own gross negligence or willful misconduct. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement or any of the other Loan Documents, or for any recitals or statements, warranties or representations herein or made in any certificate or instrument hereafter furnished to it by or on behalf of HGC, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any other Loan Document. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by HGC or by any Bank owed amounts with respect to the Loans shall have been duly authorized or is true, accurate or complete. HGC shall certify to the Agent the names and signatures of its officers authorized to execute certificates and otherwise act in respect hereof, and the Agent may conclusively rely thereon until receipt by it of notice to the contrary. The Agent has not made nor does now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial condition of HGC or any Subsidiary of HGC. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder might involve it in a dispute resulting in its liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or pay over the same in such manner and to such persons as shall be determined by such court. FNB shall have the same obligations and the same rights, powers and privileges with respect to its Commitment and the Revolving Credit Loans as it would have were it not also the Agent. The Agent may resign as Agent for the Banks upon thirty days' written notice to HGC and each Bank, whereupon a new agent shall be appointed by the Banks. The Agent may be removed as Agent for the Banks upon thirty days' written notice to HGC and the Agent from the Majority Banks, whereupon a new Agent shall be appointed by the Banks. The Banks (including FNB) ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by HGC as required by Paragraph 11.5), and liabilities of every nature and character arising out of or related to this Agreement or the other Loan Documents, or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence. The Agent shall not take any actions with respect to any Default unless it shall have received such instructions from the Majority Banks. The Collateral Agent shall not exercise any remedy under any Security Document unless it shall have received such instructions as are required by the Intercreditor Agreement.

         Section 8. SETOFF. HGC grants to each of the Banks, as security for the full and punctual payment and performance of its obligations hereunder, a continuing lien and security interest in all deposits or other sums credited by or due from any Bank to HGC and all securities or other property of HGC in the possession of such Bank and, regardless of the adequacy of any collateral, such sums at any time may be applied to or set off by such Bank against any and all liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of HGC to such Bank. The offsetting Bank shall provide HGC with prompt notice of any such action. Each Bank agrees with the other Banks that (a) if any deposits or other sums credited by or due from such Bank to HGC are applied to indebtedness of HGC to such Bank, other than amounts owing with respect to the Revolving Credit Loans, such amount shall be applied ratably to such other indebtedness and to the amounts owing with respect to the Revolving Credit Loans, and (b) if such Bank (i) shall receive any payment from HGC, whether by distributions made by the Agent, voluntary payment, exercise of the right of setoff (including, but not limited to, a secured claim under Section 506 of Title II of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Bank under any applicable bankruptcy, insolvency or other similar law), counterclaim, cross action or enforcement of any claim with respect to the Revolving Credit Loans by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and (ii) shall retain and apply to the payment of such Bank's Revolving Credit Loans any amount in excess of its ratable portion of the payments received by all Banks with respect to the Revolving Credit Loans as contemplated hereby, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise, as shall result in each Bank's receiving in respect of the Revolving Credit Loans its proportionate payment as contemplated hereby.

         Section 9. INDEMNIFICATION. HGC agrees to indemnify and hold harmless the Agent and the Banks from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby or thereby including, without limitation, (a) any actual or proposed use by HGC or any Subsidiary of HGC of the proceeds of any of the Revolving Credit Loans or Letters of Credit, (b) HGC or any Subsidiary of HGC entering into or performing this Agreement or any of the other Loan Documents or (c) with respect to HGC and Subsidiaries of HGC and their respective properties and assets, (i) the violation of any Environmental Law, (ii) the presence, Disposal, escape, seepage, leakage, spillage, discharge, emission, Release or threatened Release of any Hazardous Substances, (iii) the investigation or remediation of offsite locations at which HGC, any Subsidiary of HGC or any of such Person's predecessors are alleged to have directly or indirectly Disposed of Hazardous Substances or (iv) any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such liabilities, losses, damages and expenses incurred by any of the Agent or any Bank by reason of the gross negligence or willful misconduct of the Agent or any
Bank). In litigation, or the preparation therefor, the Banks and the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, HGC agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of HGC under this Paragraph 9 are unenforceable for any reason, HGC hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this Paragraph 9 shall survive payment or satisfaction in full of all other Obligations.

         Section 10. SECURITY AND GUARANTIES. (a) The Obligations shall be secured by a perfected first priority security interest in and pledge of all of the membership units of Hudson General LLC (or, from and after the Collateral Release Date, solely by cash and marketable securities or that number of membership units of Hudson General LLC necessary for compliance by HGC with Paragraph 5.23 hereof) owned directly or indirectly by HGC (the "Pledged Units") and the other Collateral pursuant to and to the extent required by the terms of the Security Documents.

         (b) The Banks acknowledge and agree that, subject to the provisions of Paragraph 5.23 hereof, upon receipt of evidence satisfactory to them that (i) all litigation against HGC and Aviation resulting from or relating to the acquisition in 1984 of certain assets of the airport ground services business of Innotech Aviation Limited has been fully and finally dismissed (which dismissal is not appealable) or settled in full, (ii) HGC and Aviation have satisfied in full all of their payment obligations, if any, with respect to such litigation,
(iii) the payment thereof has not resulted in the occurrence of any Default or condition which would, with either or both the giving of notice or lapse of time, result in a Default, and (iv) no Default or condition which would, with either or both the giving of notice or the lapse of time, result in a Default, then exists, they shall execute and deliver to the Collateral Agent a letter acknowledging receipt of such evidence in accordance with Section 18 of the Pledge Agreement and Section 28(a) of the Security Agreement.

         (c) If the Banks at any time shall receive (i) a written notice from HGC that LAGS or an affiliate of LAGS has delivered to HGC a Notice of Exercise pursuant to Paragraph 3.2 of the Purchase Agreement with respect to its option to purchase units of Hudson General LLC as described in Article III of the Purchase Agreement, (ii) a copy of such Notice of Exercise and (iii) a written request from HGC for the Banks to direct the Collateral Agent to release its lien on those Pledged Units that will be purchased by LAGS or such affiliate of LAGS, the Banks shall execute and deliver to the Collateral agent a letter directing the Collateral Agent, on the date on which such purchase is to take place, to release its lien on those Pledged Units to be sold to LAGS or an affiliate of LAGS, provided that, subject to Paragraph 5.23 hereof, HGC deposits with the Collateral Agent, in pledge pursuant to pledge agreements in form and substance satisfactory to the Banks and the Collateral Agent, on or before such release, cash or other readily marketable securities acceptable to the Banks and the Collateral

Agent in an amount equal to the Computed Value of the Pledged Units to be released, along with all such documents and instruments, including, without limitation, corporate authority documents and opinions of counsel, as the Collateral Agent and the Banks may reasonably request.

         (d) The Banks hereby acknowledge and agree that upon receipt of evidence satisfactory to them from and after the Collateral Release Date that the Computed Value of the Pledged Units plus the aggregate amount of cash collateral and marketable securities pledged by HGC to the Collateral Agent exceeds 250% of the Aggregate Loan Limit, they shall execute and deliver to the Collateral Agent a letter acknowledging receipt of such evidence in accordance with Section 18 of the Pledge Agreement and, subject to Paragraph 5.23 hereof, directing the Collateral Agent to release its lien on such Pledged Units, cash collateral, marketable securities or other Collateral as HGC may request.

         (e) In the event that, following the occurrence or during the continuance of any Default, the Collateral Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of any of the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

                  (i) first, to the payment of expenses incurred with respect to the maintenance and protection of the Collateral and expenses incurred with respect to the sale of or realization upon any of the Collateral or the perfection, enforcement or protection of the rights of the Collateral Agent (including reasonable attorney's fees and expenses of every kind);

                  (ii) second, equally and ratably to all amounts of principal, interest, expenses and fees outstanding which constitute the Obligations (as defined in the Security Documents) (after making provision for amounts not then due and payable), in such order or preference as the Majority Banks may determine; and

                  (iii) third, the balance, if any, shall be returned to HGC or to such other persons as are entitled thereto.

         Section 11.  MISCELLANEOUS.

         Section 11.1. Notices. Unless provided elsewhere in this Agreement to the contrary, all written notices hereunder to any party hereto shall be delivered in hand, sent by telegraph, telex, telecopy or overnight courier or mailed by certified mail, and if so mailed shall be deemed to have been given three calendar days after the same shall have been properly deposited in the mails, addressed to such party at its address given at the beginning of this Agreement, or at any other address specified by such party in writing to the person giving such notice.

         Section 11.2. Copies of Certificates, Etc. Whenever HGC is required to deliver notices, certificates, opinions, statements or other information hereunder to the Agent, it shall do so in such reasonable number of copies as the Agent shall specify.

         Section 11.3. No Waivers. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

         Section 11.4. Massachusetts Law. THIS AGREEMENT AND THE REVOLVING CREDIT NOTES SHALL BE DEEMED TO BE A CONTRACT MADE UNDER SEAL AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW) AND APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

         Section 11.5. Expenses; Taxes. Whether or not the transactions contemplated hereby shall be consummated, HGC will pay the reasonable fees, expenses and disbursements of the Banks' and the Agent's special counsel incurred in connection with the review of this Agreement and the other Loan Documents, the closings hereunder and thereunder, amendments, modifications, approvals, consents or waivers hereto and thereto, and all reasonable out-of-pocket expenses (including reasonable attorneys' fees and costs) incurred by the Agent and by each Bank in connection with the preparation, administration, interpretation or enforcement of this Agreement and the other Loan Documents and in connection with any so-called "workout" of the Revolving Credit Loans, including as to any "workout" or in the event of acceleration, losses or expenses associated with foreign exchange conversions or transactions. To the extent the Agent is not reimbursed by HGC for the foregoing fees, expenses and disbursements, each Bank shall pay to the Agent, promptly upon notice by the Agent, its pro-rata share of such fees, expenses and disbursements, provided that the Majority Banks requested such action be undertaken by the Agent. The covenants of this Paragraph 11.5 shall survive payment or satisfaction of payment of amounts owing with respect to the Revolving Credit Loans. HGC agrees to indemnify the Banks and the Agent from, and hold them harmless against, any taxes, assessments, charges or penalties made by any governmental authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents, unless any such assessment, charge or penalty shall be the result of the negligence or misconduct of any Bank.

         Section 11.6. Confidentiality of Information. Each Bank agrees that any reports or other information furnished to it by HGC under this Agreement and not disclosed by HGC to the public will be held in confidence by it for use only in connection with the purposes contemplated by this Agreement, except to the extent that disclosure is required by law (whether by appropriate regulatory authorities, judicial process or otherwise).

         Section 11.7. Changes, Waivers. For all purposes of this Agreement, a Default shall be deemed to be continuing until such time as it has been waived by the Banks in accordance with this Paragraph 11.7. None of this Agreement or the Revolving Credit

Notes or any provision hereof or thereof may be changed, waived, discharged or terminated orally but only by a statement in writing. Any waiver or amendment of any provision of this Agreement or the Revolving Credit Notes may be granted or effected, with the consent of HGC, by one or more substantially concurrent written instruments signed by the Majority Banks; provided, however, that no such consent shall be effective to (a) increase the Aggregate Loan Limit or any Bank's Commitment without the consent of such Bank, or (b) reduce the amount of any payment of principal or rate of interest on any Revolving Credit Note or postpone any date fixed for the payment of any principal of or interest on any Revolving Credit Note without the consent of the holder thereof (except by waiver after acceleration pursuant to Paragraph 6), or (c) modify this Paragraph
11.7 or (d) amend the definition of Majority Banks, without the consent of all the Banks, or (e) modify or waive any of the conditions precedent set forth in Paragraphs 4A and 4B hereof, or (f) notwithstanding anything contained above, amend or waive any of the last three sentences of Paragraph 6 hereof.

         Section 11.8. Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of HGC, the Banks and their respective successors and assigns, provided that HGC may not assign or transfer its rights hereunder.

         Section 11.9. Counterparts. This Agreement and any amendment hereof may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument. Complete sets of counterparts shall be lodged with HGC and the Agent. In proving this Agreement it shall not be necessary to produce or account for more than one counterpart signed by the party against whom enforcement is sought.

         Section 11.10. Entire Agreement. This Agreement and the other Loan Documents express the entire understanding of the parties with respect to the transactions contemplated hereby.

         Section 11.11. Assignments or Participations by Banks or Affiliates. Each Bank may assign to one or more banks or other financial institutions having total capital and surplus of $100,000,000 or more, and otherwise reasonably acceptable to HGC (which acceptance shall be in writing) all or any part of, or (without the consent of HGC) may grant participations to one or more of such banks or financial institutions in or to all or any part of, any Revolving Credit Loan or Revolving Credit Loans owing to such Bank and the Revolving Credit Notes held by such Bank, provided that, following the consummation of any such assignment or participation, such Bank's or bank's Commitment Percentage shall not be less than 10%, and to the extent of any such assignment or participation (unless otherwise stated therein), the assignee or participant of such assignment or participation shall have the same rights and benefits hereunder and under such Revolving Credit Note as it would have if it were such Bank hereunder. In the event of such assignment HGC will consent, such consent not to be unreasonably withheld, to release the assigning Bank from the obligations hereunder to the extent of such assignment and to sign and deliver any releases or documents necessary to effectuate such assignment as such Bank shall reasonably request. Notwithstanding Paragraph 11.6 hereof, each Bank may disclose any information concerning HGC or the credit facilities to any such bank or financial institution, provided that such bank or financial institution agrees to be bound by the provisions of Paragraph 11.6 hereof. It shall be a condition of any assignment as described in this Paragraph 11.11, that (a) such assignee provide a written acknowledgment, in form and substance reasonably acceptable to the Agent and its special counsel and HGC and its counsel, that such assignee assumes the obligations and the rights of the assigning Bank under this Agreement and the other Loan Documents and, if such assignee is not organized under the laws of the United States or any state thereof, that such assignee shall provide the Agent and HGC with satisfactory evidence that any payments made to the assignee hereunder may be made free and clear of any withholding taxes and (b) such assignee or an affiliate thereof accepts an assignment from the assigning Bank (or an affiliate thereof) of a pro rata portion of such Bank's interest in the Aviation Loans and the revolving credit loans made to Hudson General LLC under the Hudson General LLC Credit Agreement. Notwithstanding anything contained in this Paragraph 11.11 to the contrary, upon the occurrence and during the continuance of a Default, each Bank may make assignments or grant participations hereunder without the consent of HGC. HGC agrees, at its own expense, to execute and deliver to the assignee Bank, in exchange for each surrendered Revolving Credit Note of the assigning Bank, a new Revolving Credit Note to the order of such assignee Bank in an amount equal to the amount assumed by such Bank and, if the assigning Bank has retained some portion of its obligations hereunder, a new Revolving Credit Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Revolving Credit Notes shall provide that they are replacements for the surrendered Revolving Credit Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Revolving Credit Notes, shall be dated the effective date of such assignment and shall otherwise be in substantially the form of the assigned Revolving Credit Notes.

         Section 11.12. Term of Agreement. This Agreement shall continue in full force and effect from the date hereof so long as any commitment to lend any principal with respect to the Revolving Credit Loans or any commitment to issue any Letter of Credit or any obligation of HGC for any interest or commitment or other fee or obligation hereunder or on the Revolving Credit Notes shall be outstanding.




         [The remainder of this page has been intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                               HUDSON GENERAL CORPORATION


                               By:/s/ [Illegible]
                                  _______________________________
                                  Title: Exec. V.P.


                               THE FIRST NATIONAL BANK OF
                                BOSTON, AS AGENT


                               By: /s/ Michael J. Blake
                                  _______________________________
                                  Title:


                               THE FIRST NATIONAL BANK
                                OF BOSTON


                               By: /s/ Michael J. Blake
                                  _______________________________
                                  Title:


                               EUROPEAN AMERICAN BANK


                                By:/s/ [Illegible]
                                   _______________________________
                                   Title: V.P.


                                THE CHASE MANHATTAN BANK, N.A.


                                By:/s/ [Illegible]
                                   _______________________________
                                   Title: Vice President

                                                                       EXHIBIT A

                                   DEFINITIONS


         Agent - See the introductory paragraph.

         Aggregate Loan Limit - See Paragraph 1.4.

         Agreement - See the introductory paragraphs.

         Aviation - Hudson General Aviation Services Inc./Societe de Services Hudson General (Aviation) Inc., a wholly owned subsidiary of Hudson General LLC.

         Aviation Loans - Revolving credit loans made to Aviation under the Aviation Revolving Credit Agreement.

         Aviation Revolving Credit Agreement - That certain Revolving Credit Agreement, dated as of November 25, 1992, among Aviation and the lenders that are or may become parties thereto, as amended and in effect from time to time.

         Banks - See the introductory paragraphs.

         Base Rate - The higher of (a) the annual rate of interest publicly announced by the Agent from time to time at its head office in Boston, Massachusetts as its "base rate" and (b) 1/2% above the overnight federal funds effective rate, as published by the Board of Governors of the Federal Reserve System, as in effect from time to time.

         Base Rate Loan - Any Revolving Credit Loan bearing interest at a rate determined by reference to the Base Rate.

         Business Day - Any day on which banking institutions in Boston, Massachusetts and New York, New York are open for the transaction of banking business and, in the case of LIBO Rate Loans, any day on which commercial banks are open for international business in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

         CERCLA - See Paragraph 3.18.

         Chase - See the introductory paragraph.

         Code - The Internal Revenue Code of 1986, as amended and in effect from time to time.

         Collateral - All of the property, rights and interests of HGC that are or are intended to be subject to the security interests created by the Security Documents.

         Collateral Agent - As defined in the Security Documents.

         Collateral Release Date - The date on which the Banks deliver a letter to the Collateral Agent in accordance with Paragraph 10(b) hereof.

         Commitment - The agreement of each Bank, subject to the terms and conditions of the Agreement, to make Revolving Credit Loans to, and to participate in the issuance, extension or renewals of Letters of Credit for the account of HGC.

         Commitment Percentage - With respect to each Bank, the percentage set forth opposite its name below as such Bank's percentage of the aggregate Commitments of all of the Banks (subject to adjustments permitted by the terms of the Agreement):

                                                            Commitment
         Bank                                               Percentage

         The First National Bank of Boston                      60%
         The Chase Manhattan Bank, N.A.                         20%
         European American Bank                                 20%
                                                                ---

         Total                                                 100%

         Computed Value - See Paragraph 5.23.

         Consolidated Liabilities - The consolidated liabilities of HGC and its Subsidiaries, including, without limitation, all consolidated liabilities of HGC and its Subsidiaries in respect of letters of credit but excluding therefrom an amount equal to the consolidated deferred tax debits of HGC and its Subsidiaries, all as determined in accordance with generally accepted accounting principles.

         Consolidated Tangible Net Worth - The consolidated capital and surplus accounts of HGC and its Subsidiaries, determined in accordance with generally accepted accounting principles, however excluding all amounts representing adjustments resulting from foreign currency translation, whether any such adjustment is expressed as a positive or negative number and eliminating all assets of HGC and its Subsidiaries properly classified as intangible assets under generally accepted accounting principles except for leasehold rights of HGC used in its operations.

         Contribution - See Paragraph 5.14(b).

         Default - See Paragraph 6.

         Delinquent Bank - See Paragraph 2.11.

         Disposal; Dispose(d) - Disposal or dispose(d) as such term is defined in RCRA and the regulations promulgated thereunder; provided that to the extent the laws of a state wherein the subject property lies establishes a meaning for such term that is broader than that specified in RCRA and the regulations promulgated thereunder, such broader meaning shall apply.

         EAB - See the introductory paragraph.

         Effective Date - See Paragraph 4A.

         Employee Benefit Plan - Any employee benefit plan within the meaning of
Section 3(3) of ERISA maintained or contributed to by HGC or any ERISA Affiliate, other than a Multiemployer Plan.

         Environmental Laws - See Paragraph 3.18.

         EPA - See Paragraph 3.18.

         ERISA - The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

         ERISA Affiliate - Any individual or legal entity which is treated as a single employer with HGC under Section 414 of the Code.

         ERISA Reportable Event - A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder other than a reportable event as to which the provisions of the 30 day notice to the PBGC is waived under applicable regulations.

         FNB - See the introductory paragraph.

         Foreign Subsidiaries - See Paragraph 5.10(f).

         generally accepted accounting principles - (a) When used in Paragraph 5.7, 5.8 or 5.9, whether directly or indirectly through reference to a capitalized term used therein means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on June 30, 1995, and
(ii) to the extent consistent with such principles, the accounting practice of HGC reflected in its financial statements for the fiscal year ended on June 30, 1995, and (b) when used in general, other than as provided above, principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect from time to time, and (ii) consistently applied with past financial statements of HGC adopting the same principles, provided that in each case a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

         Guaranteed Pension Plan - Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by HGC or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

         Hazardous Substances - See Paragraph 3.18.

         HGC - See the introductory paragraph.

         Hudson General LLC - Hudson General LLC, a Delaware limited liability company and Subsidiary of HGC.

         Hudson General LLC Credit Agreement - That certain Amended and Restated Revolving Credit Agreement, dated as of November 25, 1992 and amended and restated as of June 1, 1996, among HGC, Hudson General LLC and the lenders which are or may become parties thereto, as amended and in effect from time to time.

         Initial Revolving Period - The period commencing on the Effective Date and ending on June 30, 1999.

         Interest Period - A period commencing on the date of making of, or renewal of, or conversion of a Loan to, a LIBO Rate Loan, and expiring one, two, three or six months thereafter, as designated by HGC in the notice given the Agent under Paragraph 1.3; provided that,

                  (i) the initial Interest Period for any LIBO Rate Loan shall commence on the date of the making of such Loan (including the date of any conversion from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBO Rate Loan shall commence on the date on which the next preceding Interest Period expires;

                  (ii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided, however, that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                  (iii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; and

                  (iv) no Interest Period in respect of any Revolving Credit Loan shall extend beyond the Revolving Credit Loan Maturity Date.

         Joint Ventures - Collectively, (i) the Kohala Joint Venture and (ii) joint ventures entered into by HGC or any of its Restricted Subsidiaries after the date of this Agreement in the ordinary course of its business.

         Kohala Joint Venture - See Paragraph 5.13(h).

         LAGS - Lufthansa Airport and Ground Services GmbH, a German corporation.

         Letter(s) of Credit - Any United States dollar-denominated irrevocable standby letter(s) of credit issued from time to time pursuant to the terms hereof by the Letter of Credit Bank for the account of HGC.

         Letter of Credit Bank - FNB, in its capacity as issuer of the Letter(s) of Credit.

         Letter of Credit Fee - See Paragraph 1.11.

         LIBO Bid Rate - The annual rate of interest determined by the Agent, at or about 11 a.m., London time, on the second Business Day prior to the first day of an Interest Period, as being that at which deposits of United States dollars during such Interest Period are offered to the Agent by prime banks in the London interbank market at the time of determination and in accordance with the usual practice in such market, for delivery on the first day of such Interest Period and for the number of days comprised therein, in amounts equal (as nearly as may be) to the amount of the unpaid principal of a Revolving Credit Loan to which such Interest Period shall relate.

         LIBO Rate - The rate of interest (rounded upwards to the nearest 1/16th of one percent) equal to the following (with the LIBO Bid Rate and the Reserve Rate expressed as decimals);

                                      (LIBO Bid Rate)
                                    --------------------
                                    (1 - Reserve Rate)

         LIBO Rate Loan - Any Revolving Credit Loan bearing interest at a rate determined by reference to the LIBO Rate pursuant to Paragraph 2.3(b) of the Agreement.

         Loan Documents - Collectively, this Agreement, the Revolving Credit Notes and the Security Documents, and all other instruments and documents delivered and to be delivered pursuant to any such agreements.

         Majority Banks - Those Banks which are owed or participate in 75% or more of the sum of aggregate principal amount of Revolving Credit Loans at the time outstanding and unpaid plus the aggregate Maximum Drawing Amount of all outstanding Letters of Credit, or, if no Revolving Credit Loans or Letters of Credit are outstanding, those Banks having 75% or more of the outstanding Commitment to make Revolving Credit Loans.

         Maximum Drawing Amount - As at any date of determination, with respect to any Letter of Credit issued pursuant to the terms hereof, the maximum amount which the beneficiary thereof may draw under such Letter of Credit as at such date pursuant to the terms of such Letter of Credit, plus any amounts previously drawn thereunder and not yet reimbursed by HGC, whether from the proceeds of Revolving Credit Loans or otherwise.

         Multiemployer Plan - Any multiemployer plan within the meaning of
Section 3(37) of ERISA maintained or contributed to by HGC or any ERISA
Affiliate.

         Net Cash Investment - As at any date of determination, (i) the aggregate amount of cash directly or indirectly invested by HGC in the Kohala Joint Venture during the applicable period, minus (ii) the aggregate amount of cash proceeds directly or indirectly received by HGC with respect to the Kohala Joint Venture during the applicable period.

         Net Cash Proceeds - As at any date of determination, (i) the aggregate amount of cash proceeds directly or indirectly received by HGC with respect to the Kohala Joint Venture during the applicable period, minus (ii) the aggregate amount of cash directly or indirectly invested by HGC in the Kohala Joint Venture during the applicable period.

         7% Notes - The 7% Convertible Subordinated Debentures Due 2011 issued pursuant to the Indenture dated as of July 1, 1986, between HGC and Chemical Bank Delaware, as Trustee, as amended by the First Supplemental Indenture thereto.

         Notice Date - See Paragraph 2.9.

         Obligations - All indebtedness, obligations and liabilities of HGC to any of the Banks and the Agent, individually or collectively, existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Revolving Credit Loans or any of the Revolving Credit Notes or other instruments at any time evidencing any thereof.

         PBGC - The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

         Pledge Agreement - The Pledge Agreement, dated as of the date hereof, between HGC and the Collateral Agent substantially in the form attached hereto as Exhibit C, as the same may be amended and in effect from time to time.

         Pledged Units - See Paragraph 10(a).

         Proxy - The definitive Proxy Statement dated April 25, 1996 relating to the meeting of HGC's stockholders for the purpose of voting upon a proposal to approve the transactions contemplated by the Purchase Agreement, as filed by HGC with the Securities and Exchange Commission.

         Purchase Agreement - That certain Unit Purchase and Option Agreement, dated February 27, 1996, between LAGS and HGC, as such agreement is in effect on the Effective Date as supplemented by a letter agreement dated May 31, 1996.

         RCRA - See Paragraph 3.18.

         Real Estate - All real property at any time owned, leased (as lessee or sublessee), operated or managed by HGC or any Subsidiary of HGC.

         Release - A release as defined in CERCLA and the regulations promulgated thereunder; provided that to the extent the laws of a state wherein the subject property lies establishes a meaning for such term that is broader than that specified in CERCLA and the regulations promulgated thereunder, such broader meaning shall apply.

         Reserve Rate - For any day with respect to a LIBO Rate Loan, the maximum rate at which the Agent would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulation relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D) regardless of whether there are such liabilities outstanding. The Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Rate and promptly thereafter the Agent shall provide HGC with written notice of such adjustment.

         Restricted Subsidiary - Each Subsidiary of HGC other than Hudson General LLC and each Subsidiary of Hudson General LLC.

         Revolving Credit Loan Maturity Date - June 30, 1999, or, if earlier, such date on which the Commitments are terminated in accordance with the provisions of the Agreement.

         Revolving Credit Loans - Revolving credit loans made or to be made by the Banks to HGC pursuant to Paragraph 1.1.

         Revolving Credit Note(s) - See Paragraph 1.2.

         SARA - See Paragraph 3.18.

         Security Agreement - The Amended and Restated Security Agreement, dated as of December 28, 1992 and amended and restated as of the Effective Date, between HGC, Hudson General LLC and the Collateral Agent substantially in the form of Exhibit E attached to the Hudson General LLC Credit Agreement, as the same may be amended and in effect from time to time.

         Security Documents - The Security Agreement, the Pledge Agreement, any and all pledge agreements delivered under Paragraph 10(c) hereof, and any and all instruments and documents required to be delivered pursuant thereto, in each case as originally executed, or if amended, restated, modified or supplemented from time to time, as so amended, restated, modified or supplemented.

         Shareholder - See Paragraph 3.16.

         Subordinated Debt - The indebtedness of HGC referred to in Paragraph 5.10(c) hereof and any other indebtedness that is subordinated to the Revolving Credit Loans, the Letters of Credit and the Revolving Credit Notes in form and substance reasonably satisfactory to the Majority Banks.

         Subsidiary - With respect to any entity, any corporation, association, joint stock company, business trust or other similar organization of whose voting stock such entity owns or controls, directly or indirectly, more than 50%.

         Type - As to any Revolving Credit Loan, its nature as a Base Rate Loan or a LIBO Rate Loan.

                                                                       EXHIBIT B

                          FORM OF REVOLVING CREDIT NOTE

                           HUDSON GENERAL CORPORATION


$[INSERT AMOUNT]                                       __________________, 1996


        FOR VALUE RECEIVED, the undersigned, HUDSON GENERAL CORPORATION, a Delaware corporation ("HGC"), hereby absolutely and unconditionally promises to pay to the order of [INSERT NAME OF PAYEE BANK] (the "Bank") at the office of the Agent (as defined in the Credit Agreement referred to below) at 100 Federal Street, Boston, Massachusetts 02110 and in United States dollars in immediately available funds:

        (a) the principal amount of [INSERT BANK'S COMMITMENT PERCENTAGE OF AGGREGATE LOAN LIMIT] Dollars ($____) or, if less, the aggregate unpaid principal amount of Revolving Credit Loans made by the Bank pursuant to the Revolving Credit Agreement, dated as of ______________, 1996, as the same is amended and in effect from time to time (such agreement, as amended and in effect from time to time, the "Credit Agreement"), among HGC, the Bank, the other lenders named therein, such other lenders as may become parties thereto from time to time and The First National Bank of Boston as Agent, payable at the times and in accordance with the terms and conditions of the Credit Agreement but in no event later than the Revolving Credit Loan Maturity Date (which shall be no later than June 30, 1999); and

        (b) interest on the principal balance hereof from time to time outstanding from the date hereof through the date on which such principal amount is paid in full at the rates provided in the Credit Agreement, payable as provided in the Credit Agreement.

        This Note evidences borrowings under, is subject to the terms and conditions of, and has been issued by HGC in accordance with the terms of, the Credit Agreement and is secured by the collateral described in the Pledge Agreement. The Bank and any holder hereof are entitled to the benefits of the Credit Agreement and may enforce the agreements of HGC contained therein. Capitalized terms which are used in this Note without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

        The Bank shall endorse, and is hereby irrevocably authorized by HGC to endorse, on the schedule attached to this Note or a continuation of such schedule attached hereto and made a part hereof, an appropriate notation evidencing advances and repayments of principal of this Note, provided that failure by the Bank to make any such notations shall not affect any of HGC's obligations in respect of this Note.

        HGC has the right in certain circumstances and the obligation in certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

        If any one or more Defaults shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

        HGC and every endorser and guarantor of this Note or the obligation represented hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

        THIS NOTE SHALL BE DEEMED TO TAKE EFFECT AS A SEALED INSTRUMENT UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH SUCH LAWS.

        IN WITNESS WHEREOF, Hudson General Corporation has caused this Note to be signed on its behalf by its duly authorized officer as a sealed instrument as of the day and year first above written.

                                            HUDSON GENERAL CORPORATION


                                     By:
                                         ------------------------------------
                                     Title:

                                  Amount of
                                  Principal        Balance of
             Amount of             Paid or         Principal       Notation
Date           Loan                Prepaid          Unpaid         Made By
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
                                                                       EXHIBIT C

                            FORM OF PLEDGE AGREEMENT


         This PLEDGE AGREEMENT dated as of June 1, 1996, is between HUDSON GENERAL CORPORATION (the "Pledgor"), a Delaware corporation, and THE FIRST NATIONAL BANK OF BOSTON, a national banking association, as collateral agent (the "Collateral Agent") for the Banks (as hereinafter defined).

         WHEREAS, the Pledgor has entered into a Revolving Credit Agreement, dated as of the date hereof (as amended and in effect from time to time, the "HGC Credit Agreement"), with The First National Bank of Boston, European American Bank, The Chase Manhattan Bank, N.A., certain other financial institutions (collectively, the "Banks") and The First National Bank of Boston as agent, pursuant to which the Banks, subject to the terms and conditions contained therein, have agreed to make loans or otherwise to extend credit to the Pledgor; and

         WHEREAS, the Pledgor has entered into an Amended and Restated Revolving Credit Agreement, dated as of November 25, 1992 and amended and restated as of the date hereof (as amended and in effect from time to time, the "LLC Credit Agreement"), with Hudson General LLC (the "Company"), the Banks and The First National Bank of Boston, as agent, pursuant to which the Banks, subject to the terms and conditions contained therein, have agreed to make loans or otherwise to extend credit to the Pledgor and the Company; and

         WHEREAS, it is a condition precedent to the Banks' making any loans or otherwise extending any credit to the Pledgor under the HGC Credit Agreement or the LLC Credit Agreement that the Pledgor execute and deliver to the Collateral Agent, for the benefit of the Banks and the Collateral Agent, a pledge agreement in substantially the form hereof; and

         WHEREAS, the Pledgor wishes to grant security interests in favor of the Collateral Agent as herein provided;

         NOW, THEREFORE, in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. DEFINITIONS. The term "Collateral" as used herein means the Pledged Interests (as defined below) and other property at any time, whether now or hereafter, pledged to the Collateral Agent hereunder and all income therefrom, increases therein and proceeds thereof. The term "Default" as used herein means a Default under the HGC Credit Agreement or, prior to the Collateral Release Date, under the LLC Credit Agreement. All other capitalized terms which are used herein without definition and which are defined in the HGC Credit Agreement shall have the same meanings herein as in the HGC Credit Agreement.

        SECTION 2. PLEDGE OF INTERESTS. (a) To secure the due and prompt payment and performance of the Obligations (as defined below), the Pledgor hereby pledges, assigns, grants a continuing security interest in and lien on, and delivers to the Collateral Agent, all right, title and interest of the Pledgor, whether now existing or hereafter arising, in and to the Company as a member of the Company, including, without limitation, the membership interests described on Schedule 1 attached hereto (the "Pledged Interests") (as such schedule may be amended and supplemented from time to time by the Pledgor with the consent of the Banks in accordance with Paragraph 5.23 and Paragraphs 10(c) and 10(d) of the HGC Credit Agreement), and, in each case, all rights to receive any distributions or payments due or to become due to the Pledgor in respect of the Pledged Interests under the terms of the Company's certificate of formation and Limited Liability Company Agreement and all other economic benefits of the Pledgor's interest in the Company, whether cash, property or otherwise, at any time owing or payable to the Pledgor on account of the Pledged Interests, and the right, but not the obligation to become a substitute member of the Company. This pledge and security interest is for collateral purposes only, and the Collateral Agent shall not, by virtue of this Agreement, or its receipt of any distributions or other amounts from the Company, be deemed to be a member of the Company, or to have assumed or become liable for any obligation of the Company or the Pledgor.

                  (b) In case the Pledgor shall acquire, prior to the Collateral Release Date, any additional membership interests of the Company (other than membership interests received from the Company in order for the Pledgor to satisfy its obligations under Article III of the Purchase Agreement) or any securities exchangeable for or convertible into membership interests of the Company, whether by purchase, dividend, distribution of capital or otherwise, the Pledgor shall forthwith deliver to and pledge such membership interests or other securities to the Collateral Agent under this Agreement. The Pledgor agrees that the Collateral Agent may from time to time attach as Schedule 1 hereto an updated list of the membership interests at such time pledged hereunder.

         SECTION 3. PRO-RATA SECURITY FOR OBLIGATIONS. (a) This Agreement and the pledge of the Collateral hereunder is made with the Collateral Agent as security for (i) all obligations of the Pledgor to the Banks and the Agent under or in relation to the HGC Credit Agreement, the promissory notes executed and delivered by the Pledgor to the Banks in connection therewith and the other Loan Documents, as such instruments are originally executed or as modified, amended, restated, supplemented or extended, (ii) prior to the Collateral Release Date, all of the obligations of the Pledgor and the Company (whether or not the HGC Release Date (as defined in the LLC Credit Agreement) has occurred) to the Banks and the Agent under or in relation to the LLC Credit Agreement, the promissory notes executed and delivered by HGC and the Company to the Banks in connection therewith and the other Loan Documents (as defined in the LLC Credit Agreement), as such instruments are originally executed or as modified, amended, restated, supplemented or extended, and (iii) all obligations of the Pledgor to the Banks arising out of any extension, refinancing or refunding of any of the foregoing obligations, whether such obligations are now existing or hereafter acquired or arising, direct or indirect, joint or several, absolute or contingent, due or to become due, matured or unmatured, liquidated or unliquidated, arising by contract, operation of law or otherwise (the foregoing obligations shall be referred to herein, collectively, as the "Obligations").

                  (b) All amounts owing with respect to the Obligations shall be secured pro rata by the Collateral without distinction as to whether some Obligations are then due and payable and other Obligations are not then due and payable. Upon any realization upon the Collateral by the Collateral Agent, whether by receipt of dividends pursuant to Section 7 hereof or upon sale of all or part of the Collateral pursuant to Section 8 hereof or otherwise, the Pledgor agrees that the proceeds thereof shall be applied as set forth in Paragraph 10(e) of the HGC Credit Agreement (whether or not such agreement is then in effect).

         SECTION 4. LIQUIDATION, RECAPITALIZATION. Any sums paid upon or with respect to any of the Pledged Interests upon the liquidation or dissolution of the Company shall be paid over to the Collateral Agent to be held by it as security for the Obligations; and in case any distribution of capital shall be made on or in respect of any of the Pledged Interests or any property shall be distributed upon or with respect to any of the Pledged Interests pursuant to the recapitalization or reclassification of the capital of the issuer thereof or pursuant to the reorganization of such issuer, the property so distributed shall be delivered to the Collateral Agent to be held by it as security for the Obligations. All sums of money and property paid or distributed in respect of the Pledged Interests upon such a liquidation, dissolution, recapitalization or reclassification which are received by the Pledgor shall, until paid or delivered to the Collateral Agent, be held in trust for the Collateral Agent as security for the Obligations.

         SECTION 5. WARRANTY OF OWNERSHIP; CAPITALIZATION. (a) The Pledgor warrants that it is the sole record and beneficial owner of the Pledged Interests described in Section 2 hereof, subject to no pledges, liens, security interests, charges, options, restrictions or other encumbrances except for the security interest created by this Agreement and the option granted to LAGS as set forth in the Purchase Agreement, and that it has the power, authority and legal right to pledge all of such Pledged Interests pursuant to this Agreement.

                  (b) The Pledgor covenants that it will not, and will not permit the Company to, authorize, issue or sell any membership interests in the Company, or grant any options, warrants or other rights to purchase any membership interests in the Company except for the option granted to LAGS (or an affiliate of LAGS) under Article III of the Purchase Agreement and the issuance by the Company of membership interests to LAGS (or an affiliate of LAGS) in connection therewith.

                  (c) The Pledgor covenants that it will defend the Collateral Agent's rights and security interest in such Pledged Interests against the claims and demands of all persons whomsoever; and the Pledgor covenants that it will have the like title to and right to pledge any other Collateral and will likewise defend the Collateral Agent's rights and security interest therein.

         SECTION 6. CORPORATE POWER, AUTHORITY. The execution and delivery of this Agreement and pledging of the Pledged Interests described in Section 2 hereof are within the Pledgor's corporate power and have been duly authorized by all necessary corporate action and such execution and delivery and the pledging of such Pledged Interests do not contravene any law or any rule or regulation thereunder or any provision of the charter documents or by-laws of the Pledgor or of any judgment, decree or order of any tribunal or of any agreement or instrument to which the Pledgor is a party or by which it or any of its property is bound or constitute a default thereunder.

         SECTION 7. DISTRIBUTIONS, PRINCIPAL, INTEREST AND VOTING PRIOR TO DEFAULT. Unless and until a Default shall have occurred and be continuing, the Pledgor shall be entitled (a) to receive all cash distributions paid in respect of the Pledged Interests and (b) to vote the Pledged Interests and to give consents, waivers and ratifications in respect of the Pledged Interests; provided, however, that no vote shall be cast, or consent, waiver or ratification given or action taken which would be inconsistent with or violate any provision of the HGC Credit Agreement, the LLC Credit Agreement (prior to the Collateral Release Date), any other Security Document or this Agreement.

         SECTION 8. REMEDIES. (a) Upon the occurrence and during the continuance of a Default, the Collateral Agent shall thereafter have the following rights and remedies (to the extent permitted by applicable law and subject to compliance by the Collateral Agent with the provisions of the Company's Limited Liability Company Agreement) in addition to the rights and remedies of a secured party under the Uniform Commercial Code of Massachusetts, all such rights and remedies being cumulative, not exclusive, and enforceable alternatively, successively or concurrently:

                  (i) if the Collateral Agent so elects and gives notice of such election to the Pledgor, the Collateral Agent may vote any or all of the Pledged Interests possessing voting rights (whether or not the same shall have been transferred into its name or the name of its nominee or nominees) and give all consents, waivers and ratifications in respect of the Pledged Interests and otherwise act with respect thereto as though it were the outright owner thereof, the Pledgor hereby irrevocably constituting and appointing the Collateral Agent the proxy and attorney-in-fact of the Pledgor, with full power of substitution, to do so;

                  (ii) the Collateral Agent may demand, sue for, collect or make any compromise or settlement in respect of any Collateral held by it hereunder that it deems suitable;

                  (iii) after ten (10) days' notice to the Pledgor and compliance by the Collateral Agent with the terms of the Company's Limited Liability Company Agreement, the Collateral Agent may sell, resell, assign and deliver, or otherwise dispose of any or all of the Collateral, for cash and/or credit and upon such terms at such place or places and at such time or times and to such persons, firms, companies or corporations as the Collateral Agent shall approve, all without demand for performance by the Pledgor or advertisement or any further notice whatsoever except such as may be required by law; and

                  (iv) the Collateral Agent may at any time, at its option, cause all or any part of the Pledged Interests held by it to be transferred into its name or the name of its nominee or nominees, receive any income thereon and hold such income as additional collateral or apply it to the Obligations.

         (b) Except as otherwise provided herein and in the Company's Limited Liability Company Agreement, the Collateral Agent may enforce its rights hereunder without any other notice and without compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise (all of which are hereby expressly waived by the Pledgor, to the fullest extent permitted by law). If any of the Collateral is sold by the Collateral Agent upon credit or for future delivery, the Collateral Agent shall not be liable for the failure of the purchaser to pay the same and, in such event, the Collateral Agent may resell such Collateral. The Collateral Agent may buy any part or all of the Collateral at any public sale and, if any part or all of the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely-distributed standard price quotations, the Collateral Agent may buy at private sale and may make payments therefor by any means. The Collateral Agent shall apply the cash proceeds actually received from any sale or other disposition to the reasonable expenses of retaking, holding, preparing for sale, selling and the like, to reasonable attorneys' fees, and all legal expenses, travel and other expenses which may be incurred by the Collateral Agent in attempting to collect the Obligations or to enforce this Agreement or in the prosecution or defense of any action or proceeding related to the subject matter of this Agreement; and then to the Obligations as set forth in Paragraph 10(e) of the HGC Credit Agreement (whether or not such agreement is then in effect) and any surplus shall be paid to the Pledgor.

         (c) The Pledgor recognizes that the Collateral Agent may be unable to effect a public sale of the Pledged Interests by reason of certain prohibitions contained in the Securities Act of 1933, as amended, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers consistent with applicable laws. The Pledgor agrees that any such private sales may be at prices and other terms less favorable to the seller than if sold at public sales and that such private sales shall not by reason thereof be deemed not to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Interests for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act of 1933, as amended, even if the issuer would agree to do so.

         SECTION 9. MARSHALLING. The Collateral Agent shall not be required to marshal any present or future security for (including but not limited to this Agreement and the Collateral pledged hereunder), or guaranties of, the Obligations or any of them, or to resort to such security or guaranties in any particular order; and all of its rights hereunder and in respect of such securities and guaranties shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may, the Pledgor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Collateral Agent's rights under this Agreement or under any other instrument evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or guaranteed, and, to the extent that it lawfully may, the Pledgor hereby irrevocably waives the benefits of all such laws.

         SECTION 10. PLEDGOR'S OBLIGATIONS NOT AFFECTED. The obligations of the Pledgor hereunder shall remain in full force and effect without regard to, and shall not be impaired by (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of the Pledgor;
(b) any exercise or nonexercise, or any waiver, by the Collateral Agent of any right, remedy, power or privilege under or in respect of any of the Obligations or any security thereof (including this Agreement); (c) any amendment to or modification of the HGC Credit Agreement, the other Loan Documents, the LLC Credit Agreement, the other Loan Documents (as defined in the LLC Credit Agreement) or any of the Obligations; (d) any amendment to or modification of any instrument (other than this Agreement) securing any of the Obligations; or
(e) the taking of additional security for, or any guaranty of, any of the Obligations or the release or discharge or termination of any security or guaranty for any of the Obligations; and whether or not the Pledgor shall have notice or knowledge of any of the foregoing.

         SECTION 11. TRANSFER BY PLEDGOR. Without the prior written consent of the Collateral Agent, the Pledgor will not sell, assign, transfer or otherwise dispose of, grant any option with respect to, or pledge or grant any security interest in or otherwise encumber any of the Collateral or any interest therein, except for the pledge thereof provided for in this Agreement and except as provided in the Purchase Agreement.

         SECTION 12. NO FURTHER ACTIONS. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or other regulatory body or other person that has not been received, taken or made is required for the grant by the Pledgor of the security interests granted hereby or for the execution, delivery or performance of this Agreement by the Pledgor, or, except for (a) the filing of financing statements and continuation statements with respect thereto and (b) the delivery of the certificates representing the Pledged Interests along with the appropriate instruments of assignment duly executed in blank, for (i) the perfection and maintenance of the security interests hereunder (including the first priority nature of such security interests) or (ii) the exercise by the Collateral Agent of the rights or the remedies in respect of the Collateral pursuant to this Agreement (other than the authorization of the requisite Banks).

         SECTION 13. FURTHER ASSURANCES. The Pledgor will do all such acts, and will furnish to the Collateral Agent all such financing statements, certificates, legal opinions and other documents and will obtain all such governmental consents and corporate approvals and will do or cause to be done all such other things as the Collateral Agent may reasonably request from time to time in order to give full effect to this Agreement and to secure the rights of the Collateral Agent hereunder.

         SECTION 14. PLEDGEE'S EXONERATION. Under no circumstances shall the Collateral Agent be deemed to assume any responsibility for, or obligation or duty with respect to, any part or all of the Collateral of any nature or kind, other than the physical custody thereof, or any matters or proceedings arising out of or relating thereto. The Collateral Agent shall not be required to take any action of any kind to collect, preserve or protect its or the Pledgor's rights in the Collateral or against other persons asserting rights in the Collateral. The Collateral Agent's prior recourse to any part or all of the Collateral shall not constitute a condition of any demand, suit or proceeding for payment or collection of the Obligations.

         SECTION 15. POWER OF ATTORNEY. (a) The Pledgor acknowledges the Collateral Agent's right, to the extent permitted by applicable law, singly to execute and file financing or continuation statements and similar notices required by applicable law, and amendments thereto, concerning the Collateral without execution by the Pledgor. A carbon, photographic or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

         (b) The Pledgor hereby irrevocably appoints the Collateral Agent as its attorney-in-fact, effective at all times subsequent to the occurrence and during the continuance of a Default with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, to take any action and to execute any instrument which the Collateral Agent may reasonably deem necessary or advisable to accomplish the purpose of this Agreement, including, without limitation, the power and right (i) to endorse the Pledgor's name on any checks, notes, acceptances, money orders, drafts, filings or other forms of payment or security that may come into the Collateral Agent's possession; and (ii) to do all other things which the Collateral Agent then determines to be necessary to carry out the terms of this Agreement. The power conferred on the Collateral Agent hereunder is solely to protect the Collateral Agent's interests in the Collateral and shall not impose any duty upon the Collateral Agent to exercise such power.

         SECTION 16. NO WAIVER. No act, failure or delay by the Collateral Agent shall constitute a waiver of its rights and remedies hereunder or otherwise, nor shall any single or partial exercise by the Collateral Agent of any right, remedy or power hereunder preclude any other exercise or future exercise of any other right, remedy or power. No single or partial waiver by the Collateral Agent of any default or right or remedy which it may have shall operate as a waiver of any other default, right or remedy or of the same default, right or remedy on a future occasion. The Pledgor hereby waives presentment, notice of dishonor and protest of all instruments included in or evidencing any of the Obligations or the Collateral, and any and all other notices and demands whatsoever (except as expressly provided herein).

         SECTION 17. NOTICES. Except as otherwise expressly provided herein, all notices and other communications made or required to be given pursuant to this Agreement shall be given in the manner and delivered to addresses of the Pledgor and the Collateral Agent specified in the HGC Credit Agreement.

         SECTION 18. TERMINATION. (a) Notwithstanding any other provision of this Agreement and subject to Paragraph 5.23 of the HGC Credit Agreement, the Pledgor shall be entitled to the return, at the Pledgor's expense, of the Collateral provided by the Pledgor in the possession or control of the Collateral Agent either (i) upon delivery of a letter addressed to the Collateral Agent and signed by each of the Banks specifying that the Banks have received evidence satisfactory to them that (A) all litigation against HGC and Aviation resulting from or relating to the acquisition in 1984 of certain assets of the airport ground services business of Innotech Aviation Limited has been fully and finally dismissed (and such dismissal is not appealable) or settled in full, (B) HGC and Aviation have satisfied in full all of their payment obligations, if any, with respect to such litigation, (C) the payment thereof has not resulted in the occurrence of any Default or condition which would, with either or both the giving of notice or lapse of time, result in a Default, and (D) no Default or condition which would, with either or both the giving of notice or lapse of time, result in a Default then exists or (ii) upon the indefeasible payment and performance of the Obligations in full.

         (b) Upon the delivery of a letter addressed to the Collateral Agent signed by the Banks specifying that the Banks have received evidence that the release of certain of the Collateral is permitted under Paragraph 5.23 and Paragraph 10(d) of the HGC Credit Agreement (from and after the Collateral Release Date) or Paragraph 10(c) of the HGC Credit Agreement (subject to the provisions of such paragraph), the Collateral Agent shall return such Collateral to the Pledgor and execute and deliver to the Pledgor such releases with respect to the lien hereof as the Pledgor may reasonably request with respect to such Collateral.

         SECTION 19. CONSENTS, AMENDMENTS, WAIVERS. Any term of this Agreement may be amended, and the performance or observance by the Pledgor of any of the terms of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only in accordance with Paragraph 11.7 of the HGC Credit Agreement or, if the HGC Credit Agreement is no longer in effect, Paragraph 11.7 of the LLC Credit Agreement.

         SECTION 20. PARTIES IN INTEREST. This Agreement and all obligations of the Pledgor shall be binding upon the successors and assigns of the parties hereto, provided, that the Pledgor may not assign or transfer its rights hereunder without the prior written consent of the Collateral Agent.

         SECTION 21. GOVERNING LAW. This Agreement and the obligations of the Pledgor hereunder shall be deemed to be a contract under seal and shall for all purposes be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (excluding the laws applicable to conflicts or choice of law).

         SECTION 22. MISCELLANEOUS PROVISIONS. If any term of this Agreement shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall be in no way affected thereby, and this Agreement shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein. The Pledgor acknowledges receipt of a copy of this Agreement. The descriptive section headings have been inserted for convenience of reference only and do not define or limit the provisions hereof. Terms used herein without definition which are defined in the Uniform Commercial Code of Massachusetts have such defined meanings herein, unless the context otherwise indicates or requires. This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

         IN WITNESS WHEREOF, the Pledgor and the Collateral Agent have caused this Agreement to be duly executed as an instrument under seal as of the date first above written.

                                            HUDSON GENERAL
                                                CORPORATION


                                            By:
                                                ---------------------------
                                            Title:


                                            THE FIRST NATIONAL BANK
                                                OF BOSTON, AS COLLATERAL AGENT



                                            By:
                                                ---------------------------
                                               Title:

                                                                      SCHEDULE 1

                                PLEDGED INTERESTS

                                                          Number of Membership
Certificate Number           Date of Issuance                  Interests
- ------------------           ----------------                  ---------

    Number A-1                 May 31, 1996                    740 Units
                         (effective as of June 1,
                                  1996)

                                                                       EXHIBIT D

                   [Letterhead of Hudson General Corporation]



                                  June 1, 1996


The First National Bank of Boston
100 Federal Street
Boston, MA 02110

European American Bank
1 EAB Plaza
Uniondale, NY 11555

The Chase Manhattan Bank, N.A.
135 Pinelawn Street
Melville, NY 11747

                           Re:  Hudson General Corporation


Ladies and Gentlemen:

                  I am Vice President-General Counsel of Hudson General Corporation, a Delaware corporation ("HGC"), and have acted as counsel for HGC in connection with the execution and delivery by HGC of the Revolving Credit Agreement, dated as of June 1, 1996 (the "Credit Agreement") among HGC, The First National Bank of Boston ("FNB"), in its individual capacity, European American Bank ("EAB"), The Chase Manhattan Bank, N.A. ("Chase", and collectively with FNB and EAB, the "Banks") and The First National Bank of Boston, as agent for the Banks (the "Agent"), the Pledge Agreement, dated as of June 1, 1996 (the "Pledge Agreement"), between HGC and The First National Bank of Boston, as collateral agent (the "Collateral Agent"), and certain other agreements, instruments and documents related to the Credit Agreement. This opinion is being delivered pursuant to Paragraph 4A.4 of the Credit Agreement. Capitalized terms used and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

                  In rendering the opinions set forth herein, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the following:

                  (a) the Credit Agreement;

                  (b) the Revolving Credit Notes, each dated as of June 1, 1996, issued by HGC to the respective Banks (each a "Note" and collectively, the "Notes");

The First National Bank of Boston
European American Bank
The Chase Manhattan Bank, N.A.
June 1, 1996
Page 2

                  (c) the Pledge Agreement;

                  (d) the Amended and Restated Revolving Credit Agreement, dated as of November 25, 1992 and amended and restated as of June 1, 1996 (the "LLC Credit Agreement") among HGC, Hudson General LLC, a Delaware limited liability company ("Hudson LLC"), the Banks and the Agent named therein (the "LLC Credit Agreement Secured Parties");

                  (e) certified copies of the Certificate of Incorporation and By-Laws of HGC;

                  (f) a certified copy of certain resolutions of the Board of Directors of HGC adopted on May 17, 1996;

                  (g) certificates from public officials in the State of Delaware and in the State of New York as to the good standing of HGC in each such jurisdiction;

                  (h) unfiled, but signed copies of financing statements naming Hudson General Corporation, as debtor, and The First National Bank of Boston, as Collateral Agent, as secured party, which I understand will be filed within ten
(10) days of the transfer of the security interest recited therein in the offices of the Secretary of State of the State of New York and Nassau County, New York (such filing offices, the "Filing Offices" and such financing statements, the "Financing Statements");

                  (i) the Perfection Certificate of HGC (the "Perfection Certificate"); and

                  (j) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below.

                  In my examination I have assumed the genuineness of all signatures, including indorsements (other than those on behalf of HGC, with all of which I am familiar), the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of HGC and others.

                  Unless otherwise indicated, references in this opinion to the "Relevant UCC" shall mean the Uniform Commercial Code as in effect on the date hereof in each of the State of New York and the Commonwealth of Massachusetts. References to the "New York UCC" shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York and references to the "Mass. UCC" shall mean the Uniform Commercial Code as in effect on the date hereof in the Commonwealth of Massachusetts. The Credit Agreement, the Notes and the Pledge Agreement shall hereinafter be referred to as the "Loan Documents". The Banks, the Agent, the Collateral Agent, and the LLC Credit Agreement Secured Parties shall hereinafter be referred to as the "Secured Parties".

The First National Bank of Boston
European American Bank
The Chase Manhattan Bank, N.A.
June 1, 1996
Page 3

                  I am admitted to the Bar in the State of New York, and I express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York, (ii) the General Corporation Law of the State of Delaware, (iii) the federal laws of the United States of America, other than such federal laws which relate to the creation and perfection of security interests or the assignment of rights, including, without limitation, the Federal Assignment of Claims Act of 1940, as amended and (iv) the Mass. UCC to the extent necessary to express the opinions set forth in paragraphs 7 and 8 hereof. Each of the Loan Documents provides that it is governed by, and to be construed in accordance with, the laws of the Commonwealth of Massachusetts. For purposes of my opinion with respect to the laws of the Commonwealth of Massachusetts, I have assumed with your consent and without any inquiry that the applicable laws of the Commonwealth of Massachusetts are the same as those of the State of New York.

                  My opinions are also subject to the following qualifications:

                  (a) I have assumed that the Credit Agreement and the Pledge Agreement have been duly authorized, executed and delivered by the applicable Secured Parties and are enforceable against such parties in accordance with their respective terms;

                  (b) enforcement of the Loan Documents may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

                  (c) certain of the remedial provisions contained in the Pledge Agreement, including waivers, with respect to the exercise of remedies against the collateral may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Pledge Agreement, and the Pledge Agreement taken as a whole, together with applicable law, contains adequate provisions for the practical realization of the benefits of the security created thereby; and

                  (d) I express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party (other than HGC) to the Loan Documents with any state, federal or other laws or regulations applicable to any of them, (ii) the legal or regulatory status or the nature of the business of any of the Secured Parties, (iii) the sale or other disposition by any of the Secured Parties of all or any portion of any securities pledged by HGC (which will require compliance with applicable federal and state securities laws), or (iv) any fraudulent transfer or similar laws.

                  Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

                           1. HGC is a corporation which has been duly
incorporated and is subsisting and in good standing under the laws of the State of Delaware, and has all requisite

The First National Bank of Boston
European American Bank
The Chase Manhattan Bank, N.A.
June 1, 1996
Page 4


corporate power to own its property and conduct its business as now conducted and as presently contemplated.

                           2. To the best of my knowledge, HGC is duly qualified
and in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where the nature of its properties or its business requires such qualification except for the State of Alabama.

                           3. The execution and delivery by HGC of the Loan
Documents, and the performance by HGC of its obligations under the Loan Documents, are within the corporate authority of HGC, have been duly authorized by proper corporate proceedings, will not contravene any provision of HGC's Certificate of Incorporation or By-Laws, or contravene any provision of, or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of the property of HGC (other than liens created under or permitted by the terms of the Loan Documents) under, any other agreement, instrument or undertaking binding upon HGC or any property of HGC, and do not conflict with or result in any breach or contravention of any provision of any law, statute, rule or regulation to which HGC is subject or any judgment, order, writ, injunction, license or permit applicable to HGC. HGC has duly executed and delivered each of the Loan Documents.

                           4. Each of the Loan Documents constitutes the valid
and legally binding obligation of HGC, enforceable against HGC in accordance with its terms. With respect to the foregoing, I express no opinion, however, as to rights to indemnification and rights of contribution provided for in any of the Loan Documents to the extent such rights are violative of federal or state securities laws, rules or regulations or public policy.

                           5. To the best of my knowledge, except as described
in Schedule 3.8 to the Credit Agreement, there is no litigation pending or threatened against HGC before any court, tribunal or administrative agency or board which is of a substantial amount and which, if adversely determined, might reasonably be expected to materially adversely affect the ability of HGC to perform its obligations under the Loan Documents, or in respect of the Revolving Credit Loans, after taking into account any applicable insurance coverage.

                           6. The execution and delivery by HGC of each of the
Loan Documents and the performance by HGC of its obligations under each of the Loan Documents, each in accordance with its terms, do not require any approval or consent of, or filing with, any governmental or other agency or authority except for (a) approvals, consents and filings specified in the Loan Documents and (b) those already obtained or made. Notwithstanding the foregoing, except as expressly set forth in paragraphs 7 and 8 hereof, I express no opinion as to the validity, perfection or priority of any security interest created by the Pledge Agreement.

                           7. I note that the proper legal characterization of
an interest in a limited liability company is a matter not entirely free from doubt. Accordingly, I express no opinion as

The First National Bank of Boston
European American Bank
The Chase Manhattan Bank, N.A.
June 1, 1996
Page 5

to the proper characterization of HGC's interest in Hudson LLC. To the extent that such interest is characterized as a "general intangible" (as defined in Section 9-106 of the Relevant UCC) then my opinion in this paragraph 7 shall be applicable. To the extent that such interest is characterized as a "certificated security" (as defined in Section 8-102 of the Relevant UCC) my opinion in paragraph 8 shall be applicable.

                  To the extent that HGC's interest in Hudson LLC is characterized as a "general intangible" (as defined in Section 9-106 of the Relevant UCC) then the provisions of the Pledge Agreement are effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations (as defined in the Pledge Agreement), a valid security interest under the Mass. UCC in HGC's rights in Class A units (the "Pledged Units") of Hudson LLC identified in Schedule I hereto (the "Intangible Collateral"). The Financing Statements are in appropriate form for filing in each of the Filing Offices under the New York UCC. The security interest in favor of the Collateral Agent for the benefit of the Secured Parties the Intangible Collateral which is described in the Financing Statements will be perfected upon the filing of the Financing Statements in the respective Filing Offices.

                  My opinion in paragraph 7 with respect to the security interest of the Collateral Agent for the benefit of the Secured Parties in the Pledged Units is subject to the following qualifications:

                  (a) The security interest opinions are limited to Article 9 of the Relevant UCC, and therefore such opinions do not address (i) laws of jurisdictions other than the State of New York or the Commonwealth of Massachusetts, and of the State of New York and the Commonwealth of Massachusetts except for Article 9 of the Relevant UCC, (ii) collateral of a type not subject to Article 9 of the Relevant UCC, and (iii) under Section 9-103 of the Relevant UCC, what law governs perfection of the security interests granted in the collateral covered by this opinion. In addition, as noted above, I have assumed without any inquiry that the Mass. UCC is identical in all respects to the New York UCC;

                  (b) I call to your attention that under the Relevant UCC, events occurring subsequent to the date hereof may affect any security interest subject to the Relevant UCC including, but not limited to, factors of the type identified in Section 9-306 with respect to proceeds; Section 9-402 with respect to changes in name, structure and corporate identity of the debtor; Section 9-103 with respect to changes in the location of the collateral and the location of the debtor; Section 9-316 with respect to subordination agreements; Section 9-403 with respect to continuation statements; and Sections 9-307, 9-308 and 9-309 with respect to subsequent purchasers of the collateral. In addition, actions taken by a secured party (e.g., releasing or assigning the security interest, delivering possession of the collateral to the debtor or another person and voluntarily subordinating a security interest) may affect the validity, perfection or priority of a security interest;

                  (c) I express no opinion with respect to the priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in any of the Pledged Units; and

The First National Bank of Boston
European American Bank
The Chase Manhattan Bank, N.A.
June 1, 1996
Page 6


                  (d) I call to your attention that becoming a member of Hudson LLC may require compliance with the terms of the Limited Liability Company Agreement, dated as of June 1, 1996 (the "LLC Agreement") among HGC, Hudson LLC and the other parties named therein, or other action.

                      8. To the extent that HGC's interest in Hudson LLC is characterized as a "certificated security" (as defined in Section 8-102 of the Relevant UCC), the delivery to the Collateral Agent for the benefit of the Secured Parties in the Commonwealth of Massachusetts of the certificates for the Class A units of Hudson LLC identified in Schedule I hereto, together with the Pledge Agreement, is effective under the Mass. UCC to create in favor of the Collateral Agent for the benefit of the Secured Parties, a valid and perfected security interest in the Pledged Units to secure the Obligations (as defined in the Pledge Agreement). Under the Mass. UCC, no interest of any other creditor of HGC is equal or prior to the security interest of the Collateral Agent for the benefit of the Secured Parties in the Pledged Units.

                  My opinion in paragraph 8 with respect to the security interest of the Collateral Agent for the benefit of the Secured Parties in the Pledged Units is subject to the following qualifications:

                  (a) The security interest opinions are limited to Article 8 of the Mass. UCC, and therefore such opinions do not address (i) laws of jurisdictions other than the Commonwealth of Massachusetts, and of the Commonwealth of Massachusetts except for Article 8 of the Mass. UCC, (ii) collateral of a type not subject to Article 8 of the Mass. UCC, and (iii) under
Section 9-103 of the Mass. UCC, what law governs perfection of the security interests granted in the collateral covered by this opinion. In addition, as noted above, I have assumed without any inquiry that the Mass. UCC is identical in all respects to the New York UCC;

                  (b) I call to your attention that under the Mass. UCC, events occurring subsequent to the date hereof may affect any security interest subject to the Mass. UCC including, but not limited to, factors of the type identified in Section 9-306 with respect to proceeds; Section 9-402 with respect to changes in name, structure and corporate identity of the debtor; Section 9-103 with respect to changes in the location of the collateral and the location of the debtor; Section 9-316 with respect to subordination agreements; Section 9-403 with respect to continuation statements; and Sections 9-307, 9-308 and 9-309 with respect to subsequent purchasers of the collateral. In addition, actions taken by a secured party (e.g., releasing or assigning the security interest, delivering possession of the collateral to the debtor or another person and voluntarily subordinating a security interest) may affect the validity, perfection or priority of a security interest;

                  (c) I express no opinion with respect to proceeds of, or distributions on the Pledged Units;

                  (d) I have assumed that each of the Secured Parties acquired its interest in the Pledged Units for value and in good faith and that none of the Secured Parties has notice prior to

The First National Bank of Boston
European American Bank
The Chase Manhattan Bank, N.A.
June 1, 1996
Page 7



or on the later of the date of delivery and the date hereof of an adverse claim with respect to the Pledged Units;

                  (e) I have assumed that each of the Pledged Units is indorsed to or registered in the name of the Collateral Agent for the benefit of the Secured Parties or is indorsed in blank;

                  (f) I express no opinion with respect to the priority of the security interests of the Collateral Agent for the benefit of the Secured Parties in the Pledged Units against a lien creditor (as such term is defined in Section 9-301(3) of the Mass. UCC) with respect to future advances to the extent set forth in Section 9-301(4) of the Mass. UCC; and

                  (g) I call to your attention that becoming a member of Hudson LLC may require compliance with the terms of the LLC Agreement or other action.

                           9. Upon the consummation of the transactions
contemplated by the Purchase Agreement, HGC shall be the registered owner of the Pledged Units.

                           10. The Notes constitute "Superior Indebtedness"
under the Indenture, dated as of July 1, 1986 (the "Indenture") between HGC and Chemical Bank Delaware, as trustee (the "Trustee") as amended by the First Supplemental Indenture, dated as of April 22, 1996, among HGC, Hudson LLC and the Trustee, relating to HGC's 7% Convertible Subordinated Debentures Due 2011 (the "Debentures"). The Notes are entitled to the benefits of the provisions of such Indenture which subordinate such Debentures to "Superior Indebtedness".

                  This opinion is being furnished only to you and is solely for your benefit, and is not to be used, circulated, relied upon or otherwise referred to for any other purpose without my prior written consent provided that the LLC Credit Agreement Secured Parties on the date hereof may rely on this opinion on and as of the date hereof.

                                          Very truly yours,

                                          /s/ Noah E. Rockowitz

                                          Noah E. Rockowitz
                                          Vice President & General Counsel

                                                            Schedule I to
                                                            Opinion Letter of
                                                            Noah E. Rockowitz
                                                            Dated June 1, 1996


                       Certificates for the Class A Units
                              of Hudson General LLC
                              ---------------------

                   Number of          Certificate       Date of
Registered Owner   Membership Units   Number           Issuance
- ----------------   ----------------   ------           --------
Hudson General          740            A-1            May 31, 1996
 Corporation                                          (effective as of
                                                      June 1, 1996)

                           HUDSON GENERAL CORPORATION
                                  SUBSIDIARIES
                                  SCHEDULE 3.1

                                                                              Percentage
                                                         Jurisdiction             of
                                                              of                Capital
                                                         Incorporation        Stock Owned
                                                         -------------        -----------
Hudson Aviation Services, Inc. California                 California             100%

         Hudson General Coach Lines, Inc. (1)             California             100%

Hudson Aviation Services, Inc. Delaware                    Delaware              100%

Hudson Aviation Services, Inc.                           Massachusetts           100%

Hudson Aviation Services-Oakland, Inc.                    California             100%

Hudson Kohala Inc.                                         Delaware              100%

Hudson General LLC                                         Delaware               74%



 (1)     Owned by Hudson Aviation Services, Inc. California

                           HUDSON GENERAL CORPORATION
                                   LITIGATION
                                  SCHEDULE 3.8

1.       Texaco Canada Inc. (now McColl-Frontenac Inc.) v.
         Petro-Canada Inc., Hudson General Aviation Services Inc.
         and Hudson General Corporation

         In 1988, Texaco Canada Inc. ("Texaco") (now McColl-Frontenac Inc.) instituted a lawsuit in the Supreme Court of Ontario, Canada against HGC, Aviation and Petro-Canada Inc., the corporation which supplied aviation fuel for Aviation's fixed base operations. The suit's allegations, as amended, are that the defendants interfered with contractual and fiduciary relations, conspired to injure, and induced the breach of a fuel supply agreement between Texaco and Innotech Aviation Limited ("Innotech") in connection with the purchase by Aviation from Innotech in 1984 of certain assets of Innotech's airport ground services business. The suit seeks compensatory and punitive damages totaling $110,000,000 (Canadian) plus all profits earned by the defendants subsequent to the alleged breach. The trial of this suit commenced on May 6, 1996 and is anticipated to be lengthy. Innotech (which due to a name change is now called Aerospace Realties (1986) Limited ("Aerospace")) had agreed to defend and indemnify HGC and Aviation against claims of whatever nature asserted in connection with, arising out of or resulting from the fuel supply agreement with Texaco. By a letter dated February 15, 1996, HGC was notified by Aerospace that Aerospace has entered into a liquidation phase and can no longer defray the cost of defending this lawsuit or pay for any damages resulting therefrom. HGC's management believes, and counsel for HGC and Aviation has advised based on available facts, that HGC and Aviation will successfully defend this action.

2. Michael and Kerri Balletta, Melody and Jeffrey Gross, James and Bari Rodgers v. Russell Worrell, et. al.

         These three lawsuits, which have been consolidated, were commenced in 1991 by the parents of three children and allege that the children were sexually abused by the driver and matron of a school bus operated by Valley Transit ("Valley") used to transport handicapped children to special schools under contract with the County of Nassau, N.Y. (the "County"). Besides the driver and matron, the defendants include Valley, the County, the local school district of each child and HGC. HGC provides management services to the County with respect to the County's program to transport handicapped school children, but does not itself operate the transportation services. The lawsuits seek a total of $150,000,000 of compensatory and $150,000,000 of punitive damages.

         The alleged intentional torts (which were not committed by HGC) and punitive damages may not be covered by insurance. In the Management Services Agreement between HGC and the County, the County has agreed to indemnify HGC, and to cause the transportation contractor to indemnify HGC, against claims arising out of or in connection with the conduct or operation of the transportation services and any acts of the contractor and its employees. The insurance company for Valley is defending HGC pursuant to an insurance policy under which HGC is an additional insured.

                            HUDSON GENERALCORPORATION
                              ENVIRONMENTAL NOTICES
                                SCHEDULE 3.18(b)



1.       Salt Lake City-County Health Department
         Notice of Violation and Order of Compliance
         HDWQR 21/2-14-91

         This Notice and Order results from a spill on February 13, 1991 of approximately 4,500 gallons of jet fuel at the Company's fuel farm at Salt Lake City International Airport. The spill occurred when the driver of an unaffiliated company's fuel delivery truck overfilled one of the Company's fuel storage tanks. No fine or other penalty has been assessed against the Company.

         The Company took immediate action to remove surface contamination and is cooperating with the Salt Lake City Airport authorities in the environmental investigation to determine the impact of the spill on subsurface soil and ground water. The Company has also brought a lawsuit against the fuel delivery company which caused the spill.


2.       Vancouver International Airport Authority

         Aviation is in the process of cleaning up soil contaminated by two leaking underground waste oil tanks on one of its former leaseholds at Vancouver International Airport, which tanks were negligently installed by a preceding leaseholder. Aviation has reserved its rights against this leaseholder.


3.       Massport Environmental Claim

         In April 1994, a law firm representing the Massachusetts Port Authority ("Massport") sent a letter (the "Original Demand") to thirty-seven (37) companies, including HGC, notifying the addressees that Massport believed that they were liable for contamination of soil and groundwater at Logan International Airport in East Boston, Massachusetts (the "Airport"). Massport claimed that it was performing response actions at the Airport, and stated that it was seeking "contribution, reimbursement and payment of an equitable share of the costs of past, current and future response actions undertaken by Massport...".

         The Original Demand identified twenty-four (24) spills of fuel, oil and hydraulic fluid at various places at the Airport which allegedly had been caused by HGC between January 1982 and September 1992. In addition, the Original Demand proposed a settlement by which HGC would pay a per capita share of past response costs (such share to be a minimum of $311,761) and agree to pay a per capita share of all future response costs or undertake to perform all necessary future response actions at locations where it had releases.

                           HUDSON GENERAL CORPORATION
                              ENVIRONMENTAL NOTICES
                                SCHEDULE 3.18(B)


         In July 1994, HGC responded to the Original Demand, raising numerous objections to Massport's allegations and requesting considerable additional information in Massport's possession.

         Following an informational meeting held by Massport in September 1994 for all parties which had received the Original Demand, Massport sent a letter dated October 5, 1994 to HGC (the "Massport Proposal") clarifying its position and proposing a greatly reduced settlement payment. The Massport Proposal first proposed a cash-out payment by HGC for past response costs of $29,968 in respect of a reduced total of twenty-two (22) spills. (By contrast, Massport alleged a grand total of 2,462 spills at the Airport since 1953.) The Massport Proposal further limited Massport's claim against HGC for future response costs to three sites where HGC allegedly had a total of only ten (10) spills. The proposed settlement in respect of these future response costs was $526,154, bringing Massport's aggregate settlement proposal to $556,122.

         After obtaining additional information from Massport, HGC responded to the Massport Proposal by letter dated January 20, 1995, reiterating objections made previously and stating additional objections. However, HGC offered to pay Massport $75,000 in return for a complete release and a mutually acceptable settlement agreement that would include indemnification by Massport against any claims brought against HGC by any other party, including government agencies.

         HGC did not hear further from Massport until it received a letter dated March 5, 1996 (the "Massport 1996 Letter") in which Massport stated that it had now identified a grand total of 2,593 spills at the Airport prior to March 9, 1994. The Massport 1996 Letter proposed a revised cash-out payment by HGC for past response costs of $32,334, and expanded Massport's claim against HGC for future response costs to a total of twenty-seven (27) spills at five (5) sites. Massport's proposed settlement in respect of these future response costs totaled $1,500,347, for an aggregate settlement demand of $1,532,681.

         HGC is considering how it will respond to the new Massport proposal.

4. Notices Referred to in Paragraph 3.18(b) of this Agreement Relating to Violations, Claims, Proceedings and Other Matters Which Have Been Concluded.

                           HUDSON GENERAL CORPORATION
                            UNDERGROUND STORAGE TANKS
                                SCHEDULE 3.18(c)

BRANCH           LOCATION                 CAPACITY/GALLONS
- ------           --------                 ----------------

U.S.
- ----
JFK              Building 69                     4,000
                                                 4,000
                                                   350

EWR              Julia Street                    5,000

LAX              Imperial Highway               10,000
                                                10,000
                                                   500

HOU              Fuel Farm                      20,000
                                                20,000
                                                20,000
                                                20,000
                                                20,000

BOS              Delta Fuel Farm            Twelve (12)
(operated                                     @ 30,000
 for
 Delta)


CANADA
- ------
Toronto          Maintenance                       500

Calgary          Maintenance                       200

                           HUDSON GENERAL CORPORATION
                              SCHEDULE OF INSURANCE
                                  SCHEDULE 3.19

POLICY TYPE                                                    LIMITS                DEDUCTIBLE
- -----------                                                    ------                ----------
Commercial Blanket Bond                                       $ 3Mill                   $25,000
Airport Liability                                             500Mill                10,000(PD)
Excess Auto                                                 *  25Mill                         0
Directors & Officers Liability                                 10Mill                 5-100,000
Excess Directors & Officers Liability                          10Mill                         0
Fiduciary Liability                                             4Mill                     1,000
General/Auto Liability                                          2Mill                   500,000
Worker's Compensation (U.S.)                                Statutory                   500,000
Worker's Compensation (Canada)                              Statutory                         0
Pollution Liability                                             2Mill                   100,000
Property - Primary                                             10Mill       50/100,000(PP/Real)
Property - Excess                                              10Mill                         0
Cargo Legal Liability                                       *  25Mill                    10,000
Warehouseman's LL (JFK)                                        20Mill                    50,000
Warehouseman's LL (Orlando)                                     5Mill                     2,500
Contractor's Environmental Impairment Liability                10Mill                   100,000
General/Auto Liability (Buses)                                  1Mill                    50,000
General/Auto Liability Excess (Buses)                           1Mill                         0


* Included under Airport Liability Policy.

                           HUDSON GENERAL CORPORATION
                            SCHEDULE OF INDEBTEDNESS
                                  SCHEDULE 5.10


7% Convertible Subordinated Debentures due 2011..............  $ 28,901,000

Revolving Credit Agreement dated as of June 1,
1996.........................................................             0

                           HUDSON GENERAL CORPORATION
                                SCHEDULE OF LIENS
                                  SCHEDULE 5.11


Pursuant to a certain agreement with the Port Authority of New York and New Jersey, the Port Authority has the right to purchase certain motor coaches (buses) upon the conditions set forth in such agreements.

Mortgage Lien on certain property in Hawaii acquired by a joint venture, of which the Company or one of its subsidiaries is a partner.

Pursuant to certain agreements with USAir, America West and Southwest Airlines (the "Airlines"), the Airlines have the right to purchase certain hydrant fueling carts upon the conditions set forth in such agreements.

                           HUDSON GENERAL CORPORATION
               SCHEDULE OF INVESTMENTS AND CONTINGENT LIABILITIES
                                  SCHEDULE 5.13

Indemnity agreement executed on behalf of American International Group related to a Bond for Phase III of the Kohala Ranch subdivision of Kohala
Joint Venture...........................................................................           $  1,700,000 (1)

Note receivable related to the sale of certain
property in Fort Lauderdale, Florida....................................................           $    212,000 (4)

Advances to and accrued interest from Kohala Joint
Venture.................................................................................           $ 24,963,151 (3)

Investment in Hawaii Joint Venture - net................................................           $ 15,791,821 (1)

Note receivable related to the sale of the  FBO
located at Long Island MacArthur Airport................................................           $  2,458,368 (4)

Letter of Credit drawn on Royal Bank of Canada in
favor of Vancouver Airport Authority....................................................           $    100,000 (2)



On the Books of:

(1)  Hudson General Corporation and/or Hudson Kohala Inc.
(2)  Hudson General Aviation Services Inc. - in Canadian dollars.
(3)  Hudson Kohala Inc.
(4)  Hudson General LLC